EXHIBIT 10.12
STOCK PURCHASE AGREEMENT
by and among
FARMERS NATIONAL BANC CORP.
BUTLER WICK TRUST COMPANY
BUTLER WICK CORP.
and
UNITED COMMUNITY FINANCIAL CORP.
Dated January 7, 2009

10.12-A

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT is entered into as of this 7th day of January, 2009, by and among Farmers National Banc Corp., an Ohio corporation (“Parent”), Butler Wick Trust Company, an Ohio corporation (the “Company”), United Community Financial Corp., an Ohio corporation (“UCFC”), and Butler Wick Corp., an Ohio corporation (“BWC”, and, together with UCFC, “Sellers”). Parent, the Company, UCFC and BWC are each referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms are defined in Article 1.
RECITALS
     A. Parent desires to purchase from BWC and UCFC, on the following terms and conditions, the Shares (as defined below), which comprise all of the issued and outstanding capital stock of the Company; and
     B. UCFC desires to cause BWC to sell the Shares to Parent, on the following terms and conditions.
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements contained herein and in the Related Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
     The following terms shall have the meanings set forth below in this Article 1.
     1.1 “Acquisition Proposal” means any proposal or offer from any Person or group acting in concert relating to any direct or indirect acquisition or purchase of 50% or more of the assets of the Company, or 50% or more of the equity securities of the Company then outstanding and any merger, consolidation, business combination, recapitalization, liquidation, or similar transaction involving the Company, other than the transactions contemplated by this Agreement.
     1.2 “Affiliate” means with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. If the Person referred to is a natural person, the term “Affiliate” refers to any member of such Person’s immediate family. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “control” shall not include any power of the Company to vote outstanding securities of a Person or otherwise direct the management policies of a

10.12-1

Person that arises out of or relates to the Company serving as a trustee or custodian in connection with the conduct of the Company’s Business.
     1.3 “Agreement” means this Stock Purchase Agreement as executed on the date hereof and as amended or supplemented in accordance with the terms hereof, including the Company Disclosure Letter, the UCFC Disclosure Letter, the Parent Disclosure Letter and all Schedules, Annexes and Exhibits hereto.
     1.4 “Assets” has the meaning set forth in Section 3.9.
     1.5 “Audited Financial Information” has the meaning set forth in Section 3.8(a).
     1.6 “Butler Wick Principal Marks” includes any trademarks that include the term “Butler Wick” or any variation thereof or the Butler Wick or BW design.
     1.7 “Business” means the business conducted by the Company on the date hereof.
     1.8 “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Ohio, United States of America.
     1.9 “Business Employee” means collectively the employees of the Company, including, without limitation, James H. Sisek, engaged in the Business on the date hereof and at any time prior to Closing.
     1.10 “Butler Wick Principal Marks” includes any Trademarks that include the term “Butler Wick” or any variation thereof or the Butler Wick or BW design.
     1.11 “BWC” has the meaning set forth in the introductory paragraph.
     1.12 “Closing” means the consummation of the transactions contemplated by this Agreement, as provided for in Section 2.2(c).
     1.13 “Closing Date” has the meaning set forth in Section 2.2(c).
     1.14 “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     1.15 “Company” has the meaning set forth in the introductory paragraph hereof.
     1.16 “Company Benefit Plan” means each Plan to which BWC or the Company has any obligation with respect to the Business Employees, or that is sponsored, maintained or contributed to or required to be contributed to by the Company with respect to the Business Employees, or under which the Company has or may have any Liability.
     1.17 “Company Capital Stock” has the meaning set forth in Section 3.17(a).

10.12-2

     1.18 “Company Customer” means any Person to which the Company provides retirement plan, personal trust, charitable foundation, fiduciary, estate and financial planning, executor and investment agency, investment management and other related services to any Person.
     1.19 “Company Customer Contract” means each material Contract pursuant to which the Company provides retirement plan, personal trust, charitable foundation, fiduciary, estate and financial planning, executor and investment agency, investment management and other related services to any Person.
     1.20 “Company Disclosure Letter” means the letter from the Company to Parent, dated the date hereof and as may be amended or supplemented from time to time on or prior to Closing, of exceptions to the representations and warranties made, and the listings of information provided, by the Company pursuant to the terms and conditions hereof.
     1.21 “Company Financial Information” has the meaning set forth in Section 3.8(a).
     1.22 “Company Lease” means any lease, sublease or license, including any amendment with respect thereto, pursuant to which the Company uses, leases, subleases, occupies or holds any material Company Leased Real Property in connection with the Business.
     1.23 “Company Leased Real Property” means the real property leased, subleased, occupied and/or licensed by the Company or any Controlled Affiliate of the Company, as tenant, subtenant or licensee in connection with the Business, together with, to the extent leased, subleased, occupied and/or licensed in connection with the Business by the Company or any Controlled Affiliate of the Company, all buildings and other structures, facilities or improvements currently located thereon, all fixtures thereto, and all easements, licenses, rights and other appurtenances relating to the foregoing.
     1.24 “Company Licensed Intellectual Property” means the Intellectual Property used in the Business that is not Company Owned Intellectual Property, excluding standard, commercially available software licensed via “click-wrap” or “shrink-wrap” license agreements.
     1.25 “Company Owned Intellectual Property” means the Intellectual Property solely or primarily related to the Business that is owned by the Company.
     1.26 “Company Qualified Plan” has the meaning set forth in Section 3.10(d).
     1.27 “Company Stock” means the Company’s common shares, $100 par value per share.
     1.28 “Confidential Information” means any and all information not publicly available or generally available to the industry that relates to specific matters concerning BWC, the Company, Controlled Affiliates and the Business of the Company.

10.12-3

     1.29 “Consent” means any consent, approval, authorization, waiver, permit, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any Person, including any Governmental Authority, that is required in connection with (a) the execution and delivery by UCFC, the Company, and/or Parent of this Agreement or any Related Agreement or (b) the consummation by UCFC, Parent, and/or the Company of the transactions contemplated hereby and thereby.
     1.30 “Contract” means any written contract, agreement, understanding, lease, indenture, mortgage, deed of trust, evidence of indebtedness, binding commitment or instrument or offer, to which the Company is a party or by which any of their respective assets is bound.
     1.31 “Controlled Affiliate” of any Person means a Person that is directly or indirectly controlled by such other Person (it being the intention of the parties that a Controlled Affiliate of the Company means any direct or indirect subsidiary which is directly or indirectly controlled by the Company).
     1.32 “Disclosing Party” has the meaning set forth in Section 6.1.
     1.33 “Effective Time” the effective time of the Closing, which shall be deemed to be as of 11:00 a.m. Eastern time on the Closing Date.
     1.34 “ERISA” means the Employee Retirement Income Security Act of 1974 and regulations promulgated thereunder, as amended from time to time.
     1.35 “ERISA Affiliate” means with respect to any specified Person, any other Person that is or has been treated as a single employer with such specified Person for purposes of Section 414 of the Code.
     1.36 “Estimated Closing Date Balance Sheet” has the meaning set forth in Section 2.3.
     1.37 “Estimated Net Equity Value” has the meaning set forth in Section 2.3.
     1.38 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the SEC.
     1.39 “Filings” has the meaning set forth in Section 3.7(c).
     1.40 “Final Closing Date Balance Sheet” has the meaning set forth in Section 2.4(a)(ii).
     1.41 “GAAP” means the accounting principles generally accepted in the U.S. and applied consistently throughout the periods involved.
     1.42 “Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative

10.12-4

authority, agency or commission or any court, tribunal, or judicial or arbitral body, including the SEC, the ODFI and any self-regulatory organization within or outside the United States.
     1.43 “Income Tax” means any Tax imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts) including any interest, penalty, or additions thereto, whether disputed or not.
     1.44 “Indebtedness” means, without duplication, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course), whether or not evidenced by a writing, (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) all obligations under financing or capital leases, (d) all obligations in respect of acceptances issued or created, (e) notes payable and drafts accepted representing extensions of credit, (f) all liabilities secured by any Lien on any property other than liens relating to equipment leased by the Company not constituting a capital lease, (g) letters of credit and any other agreements relating to the borrowing of money or extension of credit and (h) any guarantee (including by way of a “keep well” or other similar undertaking) of any of the foregoing obligations.
     1.45 “Indemnified Losses” has the meaning set forth in Section 9.2.
     1.46 “Indemnified Party” has the meaning set forth in Section 9.4.
     1.47 “Indemnifying Party” has the meaning set forth in Section 9.4.
     1.48 “Intellectual Property” means any of the following which is material to the Business: all material patents, patent applications, trademarks, copyright registrations and applications for registration thereof, Internet domain names and universal resource locators (URLs), trade secrets, inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, maskworks, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collectors and other proprietary information or material of any type, whether written or unwritten (and all good will associated with, and all derivatives, improvements and refinements of, any of the foregoing).
     1.49 “Internal Controls” has the meaning set forth in Section 3.8(d).
     1.50 “IRS” means the United States Internal Revenue Service.
     1.51 “Knowledge” or “knowledge” means, with respect to Company, the actual knowledge of the individuals set forth in Annex A hereto and, with respect to Parent, means the actual knowledge of the individuals set forth in Annex B hereto, which in each case shall be deemed to include the knowledge any such person would have had after he or she had made due inquiry of those persons that such individual would reasonably expect to have actual knowledge of the relevant subject matter . The words “know,” “knowing” and “known” shall be construed accordingly.

10.12-5

     1.52 “Liability” or “Liabilities” means all debts, adverse claims, liabilities and/or obligations, direct, indirect, absolute or contingent, whether accrued, vested or otherwise and whether or not reflected or required to be reflected on the financial statements of a Person.
     1.53 “Lien” means any lien, security interest, mortgage, indenture, deed of trust, pledge, charge, adverse claim, easement, restriction or other encumbrance.
     1.54 “Losses” has the meaning set forth in Section 9.2.
     1.55 “Management Closing Bonus Amount” has the meaning set forth in Section 6.5(c).
     1.56 “Material Adverse Effect” means:
          (a) with respect to the Company, a material adverse effect on the assets, business, financial condition or results of operations of the Business taken as a whole, but shall not be deemed to include (i) any changes resulting from general economic, regulatory or political conditions, (ii) circumstances that generally affect the industries in which the Company operates, (iii) any changes resulting from the announcement, pendency or Closing of the transactions provided for in this Agreement, including the impact thereof on relationships with customers of the Company or any Affiliate, suppliers, vendors, lenders, joint venture participants or employees, (iv) force majeure events, disruptions of supplies or acts of terrorism, war or acts of God, national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or (v) any adverse effect that Parent had Knowledge of as of the date of this Agreement or that the Company, UCFC or BWC otherwise cures; and
          (b) with respect to Parent, a material adverse effect on the assets, business, financial condition or results of operations of Parent’s and its subsidiaries’ businesses taken as a whole, but shall not be deemed to include (i) any changes resulting from general economic, regulatory or political conditions, (ii) circumstances that generally affect the industries in which Parent and its subsidiaries operate, (iii) any changes resulting from the announcement, pendency or Closing of the transactions provided for in this Agreement, including the impact thereof on relationships with customers, suppliers, vendors, lenders, joint venture participants or employees, (iv) force majeure events, disruptions of supplies or acts of terrorism, war or acts of God, national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or (v) any adverse effect that the Company had Knowledge of as of the date of this Agreement or that Parent otherwise cures.
     1.57 “Material Contract” has the meaning set forth in Section 3.14.
     1.58 “Net Equity Value” means (a) the total consolidated assets of the Company less (b) the total consolidated liabilities of the Company, in each case as reflected on the Reference Balance Sheet, Estimated Closing Date Balance Sheet or the Final Closing Date Balance Sheet, as the case may be, in accordance with GAAP, and the accounting principles, procedures, policies and methods used in the preparation of the Reference Balance Sheet.

10.12-6

     1.59 “New Name” has the meaning set forth in Section 6.12(a).
     1.60 “Non-Competition Period” has the meaning set forth in Section 6.3(a).
     1.61 “Non-Income Taxes” means any Taxes other than Income Taxes including any interest, penalties or additions thereto, whether or not disputed.
     1.62 “ODFI” means the Ohio Division of Financial Institutions.
     1.63 “Order” means an order, writ, injunction, or decree of any court or Governmental Authority.
     1.64 “Ordinary Course” means, with respect to the Business, only the ordinary course of commercial operations customarily engaged in by the Company consistent with prior practices. For purposes hereof, Ordinary Course shall not include (a) any material violation or material default under any applicable Requirement of Law or (b) any activity which the Company has expressly agreed not to undertake pursuant to this Agreement.
     1.65 “Parent” has the meaning set forth in the introductory paragraph hereof.
     1.66 “Parent Common Stock” means the common shares, without par value, of Parent.
     1.67 “Parent Disclosure Letter” means the letter from Parent to UCFC, dated the date hereof and as may be amended or supplemented from time to time on or prior to Closing, of exceptions to the representations and warranties made, and the listings of information provided, by Parent pursuant to the terms and conditions hereof.
     1.68 “Parent Indemnified Persons” has the meaning set forth in Section 9.2.
     1.69 “Party” or “Parties” has the meaning set forth in the first paragraph hereof.
     1.70 “PBGC” means the Pension Benefit Guaranty Corporation.
     1.71 “Pension Plan” means an employee pension benefit plan (within the meaning of ERISA Section 3(2)).
     1.72 “Permits” means all material licenses, registrations, franchises, permits, certificates, approvals, accreditations, or other similar authorizations.
     1.73 “Permitted Liens” means, collectively, (a) Liens that are disclosed in the Company Disclosure Letter or identified in the Company Financial Information, (b) liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings, (c) liens for mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law for amounts which are owed, but not yet delinquent, (d) in the case of real property, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of

10.12-7

record, such state of facts of which an accurate survey or title search of the property would reveal and (e) other minor encumbrances in property that do not materially impair the use of such property in the normal operation of the Business or the value of such property for the purpose of such Business.
     1.74 “Person” means and shall include a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).
     1.75 “Plan” means any agreement, arrangement, plan, or policy, qualified or non-qualified, whether or not considered legally binding and whether or not written, that involves any (a) pension, retirement, profit sharing, savings, deferred compensation, stock option, stock purchase, phantom stock, or incentive plan, (b) welfare or “fringe” benefits, including without limitation vacation, holiday, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts or other benefits, or (c) any employment, consulting, engagement, retainer or golden parachute agreement or arrangement, including without limitation any “employee benefit plan” as defined in ERISA Section 3(3), (together “Plans” and each item thereunder a “Plan”).
     1.76 “Post-Closing Periods” means all taxable periods commencing after the Effective Time and the portion of any Straddle Period commencing after the Effective Time.
     1.77 “Pre-Closing Periods” means all taxable periods ending as of or prior to the Effective Time and the portion of any Straddle Period ending as of the Effective Time.
     1.78 “Proceeding” has the meaning set forth in Section 3.7(d).
     1.79 “Purchase Price” has the meaning set forth in Section 2.2(a).
     1.80 “Receiving Party” has the meaning set forth in Section 6.1.
     1.81 “Records” has the meaning set forth in Section 6.6.
     1.82 “Reference Balance Sheet” has the meaning set forth in Section 3.8(a).
     1.83 “Reference Income Statement” has the meaning set forth in Section 3.8(a).
     1.84 “Related Agreements” means any certificate or document to be delivered by the parties pursuant to this Agreement.
     1.85 “Requirement of Law” means, with respect to any Person, any domestic or foreign federal or state statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, consent, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement of (or agreement with) any

10.12-8

Governmental Authority (including any memorandum of understanding or similar arrangement with any Governmental Authority), in each case binding on that Person or its property or assets.
     1.86 “Revenue Sharing Agreement” means that certain revenue sharing agreement dated as of December 31, 2008 between the Company and Butler Wick & Co., Inc.
     1.87 “SEC” means the Securities and Exchange Commission.
     1.88 “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the SEC.
     1.89 “Seller Indemnified Persons” has the meaning set forth in Section 9.3.
     1.90 “Sellers” means, collectively, UCFC and BWC.
     1.91 “Senior Executive Officer” has the meaning set forth in Section 6.5(c).
     1.92 “September 30, 2008 Financial Information” has the meaning set forth in Section 3.8(a).
     1.93 “Shares” means the 5,000 shares of Company Stock to be sold by Sellers to Parent hereunder.
     1.94 “Straddle Period” has the meaning set forth in Section 6.4(c).
     1.95 “Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.
     1.96 “Sublease Arrangements” mean the subleasing arrangements that the Company maintains with Butler Wick & Co., Inc. with respect to the Subleased Property, pursuant to those certain Sublease Agreements between the Company and Butler Wick & Co. each dated as of December 31, 2008.
     1.97 “Subleased Property” means the Company Leased Real Property located at (a) City Centre One, 100 Federal Plaza East, Youngstown, Ohio, and (b) Harvard Commons, Suite #1, 1695 Niles-Cortland Rd., NE Warren, Ohio.
     1.98 “Superior Proposal” means any bona fide Acquisition Proposal not solicited or initiated by UCFC, BWC or the Company in violation of Section 6.13(a) that the board of directors of either UCFC, BWC or the Company determines in its good faith judgment would, if consummated, result in a transaction that is more favorable to UCFC, BWC and/or the Company from a financial point of view than the transactions contemplated b y this Agreement.

10.12-9

     1.99 “Tax Returns” means all reports, estimates, declarations, claims for refund, information statements and returns relating to or required by Requirements of Law to be filed in connection with any Taxes, and reports relating to Taxes payable by, pursuant to or in connection with any Plans, including any amendment or supplement thereof. Any one of the foregoing Tax Returns shall be referred to sometimes as a “Tax Return.”
     1.100 “Tax Neutrality Payment” has the meaning set forth in Section 6.4(e)(iii).
     1.101 “Taxes” means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, state, city, county and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added and excise taxes; PBGC premiums and any other charges of any Governmental Authority of the same or similar nature, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person. Any one of the foregoing Taxes shall be referred to sometimes as a “Tax.”
     1.102 “Termination Fee” means an amount in cash equal to the sum of $485,000.
     1.103 “Territory” has the meaning set forth in Section 6.3(a).
     1.104 “Third Person” has the meaning set forth in Section 9.5.
     1.105 “Third Person Claim” has the meaning set forth in Section 9.5.
     1.106 “Transition Services Agreement” means that certain transition services agreement dated as of December 31, 2008 between the Company and Butler Wick & Co., Inc.
     1.107 “Treasury Regulations” means the rules and regulations under the Code issued by the U.S. Department of Treasury.
     1.108 “UCFC” has the meaning set forth in the introductory paragraph.
     1.109 “UCFC Benefit Plan” means each Plan, other than a Company Benefit Plan, to which UCFC or any of its ERISA Affiliates sponsors, maintains or contributes to, or is required to contribute to, or under which UCFC or any of its ERISA Affiliates has or may have any Liability.
     1.110 “UCFC Disclosure Letter” means the letter from UCFC and BWC to Parent, dated the date hereof and as may be amended or supplemented from time to time on or prior to Closing, of exceptions to the representations and warranties made, and the listings of information provided, by UCFC and BWC pursuant to the terms and conditions hereof.

10.12-10

     1.111 “Unaudited Financial Information” has the meaning set forth in Section 3.8(a).
ARTICLE 2
PURCHASE AND SALE OF SHARES
     2.1 Transfer of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date and as of the Effective Time, UCFC shall cause BWC to sell, assign, transfer and convey to Parent, and Parent shall purchase, acquire and accept from BWC, all of BWC’s right, title and interest in and to the Shares free and clear of all Liens.
     2.2 Consideration.
          (a) Subject to adjustment pursuant to Section 2.4 hereof, in consideration for the sale of the Shares, the aggregate purchase price (the “Purchase Price”) payable by Parent to the Sellers shall be $12,125,000 (the “Purchase Price”). The Purchase Price shall be adjusted as described in Section 2.4 hereof on a dollar-for-dollar basis to the extent that the Net Equity Value at Closing (determined in accordance with Section 2.4 hereof) is other than the Net Equity Value as is expressed on the Reference Balance Sheet (the “Reference Net Equity Value”).
          (b) At Closing, Parent shall deliver, by wire transfer of immediately available funds an amount equal to (x) the Purchase Price, less (y) if the Estimated Net Equity Value is less than the Reference Net Equity Value, then the difference between the Reference Net Equity Value and such Estimated Net Equity Value, to an account designated and controlled by UCFC not less than two (2) Business Days prior to Closing. If the Estimated Net Equity Value is greater than the Reference Net Equity Value, UCFC shall be entitled to receive the difference between the Estimated Net Equity Value and the Reference Net Equity value immediately prior to Closing. Any amount of Net Equity Value in excess of the Reference Net Equity Value shall be paid in accordance with Section 2.4(c)(i) below.
          (c) Subject to the provisions of Article 7 and Article 8, the closing of the purchase and sale of the Shares and the transactions contemplated hereby (the “Closing”) shall take place at the offices of Charles D. Niehaus, 7150 Granite Circle, Suite 203, Toledo, Ohio 43617 no later than two (2) Business Days after the date the last of the conditions set forth in Articles 7 and 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) has been satisfied or, to the extent permissible, waived by the Party or Parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent, on the one hand, and UCFC and the Company, on the other hand, may mutually agree (the date on which the Closing actually occurs being herein referred to as the “Closing Date”).
     2.3 Preliminary Information. UCFC shall cause to be delivered to Parent at least two (2) Business Days prior to the Closing Date, an estimated Closing Date balance sheet of the Company as of immediately prior to the Closing (the “Estimated Closing Date Balance

10.12-11

Sheet”), substantially in the form of the Reference Balance Sheet, prepared in accordance with GAAP and otherwise using the accounting principles, procedures, policies and methods used by the Company in preparing the Reference Balance Sheet, and a calculation, in reasonable detail based upon such updated Estimated Closing Date Balance Sheet, setting forth the estimated amount of the Net Equity Value of the Company (the “Estimated Net Equity Value”).
     2.4 Net Equity Value Purchase Price Adjustment.
          (a) (i) Not later than 60 days after the Closing Date or such other time as is mutually agreed by the Parties, Parent shall cause to be prepared and delivered to UCFC the Final Closing Date Balance Sheet prepared in accordance with Section 2.4(a)(ii), and a calculation, in reasonable detail based upon such Final Closing Date Balance Sheet, setting forth the amount of the Net Equity Value.
               (ii) Parent shall prepare or cause to be prepared the final balance sheet of the Company, as of immediately prior to the Closing in accordance with GAAP and otherwise using the accounting principles, procedures, policies and methods used by the Company in preparing the Reference Balance Sheet (the “Final Closing Date Balance Sheet”). From and after the Closing, in connection with the preparation and delivery of the Final Closing Date Balance Sheet and calculation of Net Equity Value as set forth therein and during the period of any dispute contemplated by this Section 2.4, Parent shall give, and use its reasonable best efforts to cause its advisors to give, UCFC and its authorized representatives reasonable access to the relevant books and records, facilities and employees of the Company, subject to the confidentiality and indemnity agreements as executed by the parties contemporaneously herewith, as may be necessary to enable UCFC and its advisers to review and analyze the Final Closing Date Balance Sheet and such calculations based thereon.
          (b) (i) Within 60 days following its receipt of the Final Closing Date Balance Sheet, UCFC shall deliver to Parent either (i) its agreement as to the calculation of the Net Equity Value as set forth therein or (ii) a written dispute notice, specifying in reasonable detail the nature of its dispute of the calculation of the Net Equity Value as set forth therein. During the 30 days after the delivery of a dispute notice to Parent, Parent and UCFC shall attempt in good faith to resolve any such dispute and finally determine the Net Equity Value set forth in the Final Closing Date Balance Sheet. If at the end of such 30-day period, Parent and UCFC have failed to reach agreement with respect to such dispute, the matter shall be submitted to a nationally recognized accounting firm that is not the principal independent auditor for either Parent or UCFC and is otherwise neutral and impartial; provided, however, that if Parent and UCFC are unable to select such other accounting firm within 45 days after delivery of a dispute notice to Parent, either party may request the American Arbitration Association to appoint, within 20 Business Days from the date of such request, an independent public accountant with significant relevant experience and that is not the principal independent auditor for either Parent or UCFC. The accounting firm or accountant so selected shall be referred to herein as the “Accountant.” The Accountant shall act as arbitrator and resolve the disputed portions of the calculation of the Net Equity Value set forth in the Final Closing Date Balance Sheet in accordance with the terms and

10.12-12

conditions of this Agreement. In making such determination, the Accountant may only consider those items and amounts as to which Parent and UCFC have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement; provided that the determination of the Accountant will neither be more favorable to Parent than reflected in the Final Closing Date Balance Sheet nor more favorable to UCFC than reflected in UCFC’s dispute notice. The Accountant shall deliver to UCFC and Parent, as promptly as practicable after its appointment, a written report setting forth the resolution of each disputed matter and its determination of the Net Equity Value set forth in the Final Closing Date Balance Sheet as determined in accordance with the terms of this Agreement. Such report shall be final and binding upon the Parties to the fullest extent permitted under applicable Requirements of Laws and may be enforced in any court having jurisdiction. Each of Parent and UCFC shall bear all the respective fees and costs incurred by it in connection with this arbitration, and Parent and UCFC shall equally bear all the fees and costs relating to the foregoing work by the Accountant.
          (c) On the second Business Day after the later of (x) the date UCFC and Parent agree to the calculation of the Net Equity Value as set forth in the Final Closing Date Balance Sheet and (y) if UCFC and Parent are unable to agree on such calculation of the Net Equity Value, the date that UCFC and Parent receive notice from the Accountant, of the final determination of the amount(s) being so disputed, the Purchase Price shall be adjusted as follows:
               (i) If the Net Equity Value is greater than the Reference Net Equity Value, Parent shall pay to UCFC the difference between the Net Equity Value and the Reference Net Equity Value.
               (ii) If the Net Equity Value is less than the Reference Net Equity Value, the Purchase Price shall be reduced dollar-for-dollar by the amount of such difference, and either (A) UCFC shall pay to Parent the difference between the Estimated Net Equity Value and the Net Equity Value (if the Estimated Net Equity Value is higher than the Net Equity Value) or (B) Parent shall pay to UCFC the difference between the Net Equity Value and the Estimated Net Equity Value (if the Net Equity Value is higher than the Estimated Net Equity Value, but less than the Reference Net Equity Value).
               (iii) Any payment so required to be made by UCFC or Parent pursuant to this Section 2.4(c) shall be by transfer of immediately available funds to an account or accounts specified in writing by UCFC or Parent (as the case may be) and shall bear interest from the Closing Date through the date of payment at the rate of 3.25% per annum.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          The Company hereby makes the following representations and warranties to Parent as of the date hereof and as of the Closing.
     3.1 Organization and Good Standing; No Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State

10.12-13

of Ohio with full power and authority to own, operate and lease its assets and to carry on its business as currently conducted. The Company is duly qualified and licensed by the ODFI to solicit or engage in accepting and executing trusts of property, serving as a trustee, executor, administrator, guardian, receiver, conservator or other fiduciary, and providing fiduciary services in the State of Ohio as provided for in accordance with Chapter 1111 of the Ohio Revised Code. The Company has made available to Parent true and complete copies of its articles of incorporation and code of regulations. The Company does not own, directly or indirectly, any equity or other interest in any Subsidiary.
     3.2 Other Interests. Section 3.2 of the Company Disclosure Letter sets forth a true and complete list of any material interest or investment in (whether equity or debt) any corporation, partnership, limited liability company, joint venture, business, trust or other Person owned, directly or indirectly, by the Company, other than (i) interests or investments held by the Company for the account of clients as of the date hereof and Liens on interests or investments securing Indebtedness of such clients or (ii) securities, interests and investments maintained by the Company in the Ordinary Course.
     3.3 Authorization; Binding Obligations. The Company has all necessary power and authority to make, execute and deliver this Agreement and the Related Agreements to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder. The making, execution, delivery and performance by the Company of this Agreement and the Related Agreements and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been and, as of the Closing Date, the Related Agreements will be, duly and validly executed and delivered by the Company, and assuming the due authorization, execution and delivery by Parent, each of this Agreement and the Related Agreements will constitute the valid, legal and binding obligation of the Company, enforceable against it in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar Requirements of Law, now or hereafter in effect, relating to or affecting the rights of creditors generally and the availability of specific remedies may be limited by legal and equitable principles of general applicability.
     3.4 No Conflicts. Except as set forth in Section 3.4 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and each of the Related Agreements to which it is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (whether with or without due notice, the passage of time or both), (c) result in the creation of any Lien upon the shares of Company Stock to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any Consent or other action by, notice to, or filing with, any third party or Governmental Authority pursuant to, the articles of incorporation or code of regulations of the Company, or any applicable Requirements of Law or Material Contract to which the Company, or its properties or the shares of Company Stock are subject, except for such conflicts, violations, Liens, contraventions, cancellations, defaults or Consents, the

10.12-14

failure of which to obtain or violation of which will not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.
     3.5 Approvals. There are no notices, reports or other filings required to be made by the Company, or Consents required to be obtained by the Company or any of the Subsidiaries from, any Governmental Authority or other third party in order for the Company to execute, deliver or perform this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby, except (a) as set forth in Section 3.5 of the Company Disclosure Letter, or (b) where the failure to make such notices, reports or other filings or the failure to obtain such Consents, individually or in the aggregate, would not reasonably be expected to (i) prevent, impair or delay the consummation of the transactions contemplated by this Agreement and the Related Agreements, or (ii) have or cause a Material Adverse Effect.
     3.6 Litigation. Except as set forth on Section 3.6 of the Company Disclosure Letter there is no investigation, action, suit, proceeding, claim, arbitration or other litigation pending or, to the Knowledge of the Company, threatened, nor has any event occurred or circumstance exist that may give rise to or serve as a basis for the commencement of any of the same, against or affecting the Company or the Business (including any claim involving a Company Customer Contract or a Company Customer or any Company Leased Real Property) that, individually or in the aggregate, (a) as of the date of this Agreement, involves a claim against, or is reasonably likely to result in a liability of, the Business in excess of $10,000 net of existing reserves and after application of available insurance proceeds, if any, provided that multiple claims or causes of action arising out of a single circumstance or a collection of circumstances based on the same related set of facts shall be deemed to be a single claim or cause of action for purposes of this determination, (b) would reasonably be expected to have a Material Adverse Effect, or (c) would affect the legality, validity or enforceability of this Agreement or any Related Agreement or prevent or materially impair or delay the consummation of the transactions contemplated hereby or thereby.
     3.7 Compliance with Requirements of Law, Regulatory Matters. Except as set forth on Section 3.7 of the Company Disclosure Letter: (a) The Company is, and since December 31, 2005 the Business has been operated, in compliance in all material respects with all material Requirements of Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since December 31, 2005, neither UCFC nor the Company has received any written, or, to the Knowledge of the Company, oral notice from (and otherwise does not have any Knowledge of) any Governmental Authority, including the ODFI, that alleges any noncompliance (or that the Company is under any investigation by any such Governmental Authority for such alleged noncompliance) with any Requirement of Law relating to the Business.
          (b) (i) The Company holds all Permits that are required in order to conduct the Business in the manner presently conducted under and pursuant to all Requirements of Law in all material respects; (ii) all such Permits are in full force and effect and are not subject to any suspension, cancellation, modification, revocation or any proceedings or investigations related thereto, and, to the Knowledge of the Company, no such suspension, cancellation, modification, revocation, proceeding or investigation is

10.12-15

threatened, nor do facts exist which would reasonably form the basis for any such suspension, cancellation, modification, revocation, proceeding or investigation that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and (iii) the Company is not in default, and no condition exists that with notice or lapse of time or otherwise would constitute a default, under any such Permit that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
          (c) All material registrations, reports, statements of additional information, financial statements, sales literature, statements, notices and other filings required to be filed with any Governmental Authority, including all amendments or supplements to any of the above (the “Filings”) required to be filed by the Company since December 31, 2005 related to the Business have been filed in compliance in all material respects with all Requirements of Law and the information contained therein was true and correct in all material respects. The Company has made available to Parent true and complete copies of its regulatory compliance files, including without limitation copies of all ODFI related materials, maintained by the Company.
          (d) Except for routine examinations conducted by any Governmental Authority in the regular course of the Business, since December 31, 2005 (i) no Governmental Authority has initiated any proceeding, investigation, examination, audit or review into the Business (a “Proceeding”) and no such Proceeding is ongoing, unresolved or, to the Knowledge of the Company, threatened by any Governmental Authority and (ii) the Company has not received any notice or communication (A) of any unresolved violation or exception by any Governmental Authority with respect to any report or statement by any Governmental Authority relating to any examination of any of the Company, (B) threatening to revoke or condition the continuation of any Permit or (C) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on similarly regulated Persons generally), which would have or cause a Material Adverse Effect.
          (e) The Company has complied in all material respects with all material Requirements of Laws regarding the privacy of Company Customers and has established and complied in all material respects with policies and procedures in this regard reasonably designed to ensure compliance with Requirements of Law.
          (f) The Company, to the extent required by Requirements of Law, has a written anti-money laundering program and a written customer identification program in compliance with Requirements of Law and has complied with the terms of such program in all material respects.
     3.8 Financial Statements. (a) (i) The audited balance sheets at December 31 in each of the years 2005, 2006 and 2007, and the related audited statements of income, changes in shareholder equity and cash flows and notes related thereto of the Company on a consolidated basis for each of the fiscal years then ended (the “Audited Financial Information”), (ii) the unaudited consolidated balance sheet of the Company at September 30, 2008 and related unaudited statements of income, changes in shareholder equity and cash

10.12-16

flows and notes related thereto of the Company on a consolidated basis as of and for the nine-month period then ended (the “September 30, 2008 Financial Information”), and (iii) an unaudited consolidated balance sheet of the Company at November 30, 2008 (the “Reference Balance Sheet” and together with the September 30, 2008 Financial Information, the “Unaudited Financial Information”) and related unaudited statements of income, changes in shareholder equity and cash flows and notes related thereto of the Company as of and for the eleven-month period then ended (the “Reference Income Statement”), including in each case the notes thereto (such information in items (i), (ii) and (iii) collectively, the “Company Financial Information”) have been delivered to Parent. The Reference Balance Sheet is included as Exhibit 3.8(a) hereto. As of the date hereof, the Company has not made or declared any dividends on the Company Stock since the date of the Reference Balance Sheet.
          (b) The Company Financial Information has been (i) derived from the books of account and other financial records of the Business and (ii) prepared in accordance with GAAP consistently applied, subject only to normal recurring year-end adjustments and the absence of notes for the Unaudited Financial Information and except as otherwise expressly provided in the Company Financial Information. The Company Financial Information fairly presents in all material respects the consolidated financial position of the Company as of the respective dates thereof and their consolidated results of operations and cash flows for the respective periods then ended (subject, in the case of unaudited interim financial statements, to the absence of notes and normal and recurring year-end audit adjustments).
          (c) The corporate minute books of the Company that have been made available to the Parent for inspection, including such corporate minute books from December 31, 2005, are complete and correct in all material respects. A true and complete list of the incumbent directors and officers of the Company is attached as Section 3.8(c) of the Company Disclosure Letter.
          (d) The Company maintains in all material respects internal controls over financial reporting (“Internal Controls”) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provides reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could materially and adversely effect the Company’s financial statements.
     3.9 Title; Sufficiency of Assets. Upon consummation of the transactions contemplated by this Agreement and the Related Agreements, Parent or one or more of its subsidiaries and Controlled Affiliates (including the Company), taken together, will own, possess, have a valid license to, have a valid lease in or otherwise have the right to use all of

10.12-17

the rights, properties and assets necessary to conduct the Business in all material respects as currently conducted and as the same will be conducted on the Closing Date, including all such assets reflected in the Reference Balance Sheet or acquired since the date thereof (collectively, the “Assets”), except for any failure to have such title, interests or rights that, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Material Adverse Effect. The Company has maintained in all material respects all tangible Assets in good repair, working order and operating condition, subject only to ordinary wear and tear.
     3.10 Employee Benefit Plans; Employee Matters.
          (a) Section 3.10(a) of the Company Disclosure Letter lists each Company Benefit Plan applicable to the Company and the Business. Except as disclosed in Section 3.10(a) of the Company Disclosure Letter, (i) each Company Benefit Plan is in writing and the Company has made available to Parent a true and complete copy of each Company Benefit Plan and a true and complete copy of the following items (in each case, only if applicable) (A) each trust or other funding arrangement, (B) each summary plan description and summary of material modifications, (C) the most recently filed annual reports on the IRS Form 5500 for each such Company Benefit Plan, including without limitation all schedules thereto, all financial statements with attached opinions of independent accountants and all actuarial reports, and (D) the most recently received IRS determination letter for each such Company Benefit Plan, and (ii) the Company has no express or implied commitment with respect to the Business to create, incur any Liability with respect to or cause to exist any other Plan or to modify, change or terminate any Company Benefit Plan.
          (b) Except as disclosed in Section 3.10(b) of the Company Disclosure Letter, (i) each of the Company Benefit Plans is, and has always been, operated in accordance in all material respects with all applicable provisions of ERISA, the Code, and all other Requirements of Law and has in all material respects been administered, operated and managed in accordance with its governing documents, (ii) no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975), except any as to which an exemption described in ERISA Section 408 applies, and no violations of ERISA Section 407 have occurred with respect to any Company Benefit Plan, and (iii) and each Company Benefit Plan (including any Plan covering former employees and retirees of the Company) may be amended or terminated by the Company or other applicable sponsor of the Plan on or at any time after the Closing Date.
          (c) Except as disclosed in Section 3.10(c) of the Company Disclosure Letter, none of UCFC, the Company nor any of their ERISA Affiliates has now or at any time contributed to or been required to contribute to, sponsored, or maintained, or has any liability with respect to, (i) a multiemployer plan (as defined in ERISA Section 3(37) or 4001(a)(3)) or (ii) any Pension Plan which is subject to the provisions of Title IV of ERISA.
          (d) Except as disclosed in Section 3.10(d) of the Company Disclosure Letter, the IRS has issued a favorable determination letter with respect to each of the Company Benefit Plans that is intended to be qualified under Section 401(a) of the Code (a “Company Qualified Plan”) to the effect that such plan is qualified under Section 401(a) of

10.12-18

the Code. No circumstances exist that would adversely affect the qualified status of any Company Qualified Plan or that could be expected to result in the revocation of its related trust’s exemption from United States federal income taxation.
          (e) Except as disclosed in Section 3.10(e) of the Company Disclosure Letter, each of the Company Benefit Plans that is a nonqualified deferred compensation arrangement has been maintained, administered and operated in material compliance with Code Section 409A and the regulations and guidance thereunder.
          (f) Except as otherwise disclosed in Section 3.10(f) of the Company Disclosure Letter, there are no pending or, to the Knowledge of the Company, threatened material claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans; and the Company has no liability with respect to a Company Benefit Plan by virtue of its being a member of a controlled group with a Person who has liability under the Code or ERISA.
          (g) To the Knowledge of the Company, no labor union, labor organization or group of employees of the Company has made a pending demand for recognition or certification with respect to the Business Employees, there are no representation or certification proceedings or petitions seeking a representation proceeding with respect to the Business Employees presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and there have been no such actions, events or disputes since December 31, 2005. There are no strikes, organized work stoppages, organized slowdowns, lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Business Employees. The Company is not a party to, bound by, or in the process of negotiating a collective bargaining agreement or other agreement with a labor union or labor organization covering any of the Business Employees.
          (h) Except as disclosed in Section 3.10(h) of the Company Disclosure Letter or in Section 6.5 of this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) entitle any Business Employee to separation, termination or severance pay, unemployment compensation or any other similar-type benefit payment, (ii) result in the payment to any present or former employee, officer, director or consultant of the Company of any money or other property, or (iii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee.
          (i) Except as disclosed in Section 3.10(i) of the Company Disclosure Letter or except to the extent required under ERISA Section 601 et. seq. and Code Section 4980B, none of the Company Benefit Plans provides for or promises medical, disability or life insurance or any other welfare benefits after retirement or other termination of employment to any current or former employee, officer, director or consultant of the Company.

10.12-19

     3.11 Absence of Undisclosed Liabilities. The Company is not subject to any claims, liabilities or obligations (whether known, unknown, absolute, accrued, contingent or otherwise) and, to the Knowledge of the Company, there are no existing conditions, situations or facts that could reasonably be expected to result in any such claim, obligation or liability, except (a) as and to the extent disclosed on, or as to which a reserve has been established on, the Reference Balance Sheet, (b) claims, obligations and liabilities that (i) are incurred after the date of the Reference Balance Sheet in the Ordinary Course consistent with past practice of Company, and (ii) individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect, or (c) as set forth on Section 3.11 of the Company Disclosure Letter.
     3.12 Absence of Certain Changes. Except for the matters contemplated by this Agreement and as set forth on Section 3.12 of the Company Disclosure Letter, since November 30, 2008, the Business has been conducted in the Ordinary Course and there has not been any change in the business, operations, properties, assets, condition (financial or otherwise) or results of the Company taken as a whole which would have or cause a Material Adverse Effect; and as of the date of this Agreement, James H. Sisek is not actually aware of any Company Customers who intend to terminate their existing Company Customer Contract as currently in effect, or otherwise terminate or conclude their relationship with the Company, upon effecting the transactions contemplated by this Agreement.
     3.13 Company Real Property.
          (a) Except as set forth in Section 3.13 of the Company Disclosure Letter, the Company does not own or ground lease any real property. Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of all Company Leased Real Property, identifying each Company Lease and the identity of the lessee and lessor thereunder. Each Company Lease is in full force and effect.
          (b) Except as set forth in Section 3.13 of the Company Disclosure Letter, The Company has not subleased any of the Company Leased Real Property to any third party or given any third party any license or other right to occupy any portion of the Company Leased Real Property leased by the Company.
     3.14 Certain Contracts. Except as set forth on Section 3.14 of the Company Disclosure Letter, the Company is not a party to or bound by any Contract, arrangement, commitment or understanding (other than any Plan described elsewhere herein) (each a “Material Contract”) which shall include (i) any agreement (or group of related agreements) with any Person, other than agreements with Company Customers, involving payments by or to the Company in excess of, or that would reasonably be expected to be in excess of, $50,000 for any consecutive twelve-month period, (ii) any material agreement concerning a partnership or joint venture, (iii) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Lien on any of its assets, tangible or intangible, (iv) any material agreement concerning confidentiality or non-competition, (v) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or

10.12-20

arrangement for the benefit of its current or former directors, officers, and employees, (vi) any collective bargaining agreement, (vii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing material severance benefits, (viii) any agreement under which the consequences of a default or termination could have a Material Adverse Effect, (ix) any agreement under which the Company has advanced or loaned any other Person amounts in the aggregate exceeding $50,000, (x) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000. Except as set forth on Section 3.14 of the Company Disclosure Letter, the Company has no Knowledge of, or has received no notice of, any material breach of any Material Contract by any of the other parties thereto. Except as set forth in Section 3.14 of the Company Disclosure Letter, the Company is not in material default under any Material Contract to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits and, to the Knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both, would constitute such a material default.
     3.15 Intellectual Property.
          (a) Section 3.15(a) of the Company Disclosure Letter sets forth, as of the date hereof, a complete list of all Company Owned Intellectual Property that is the subject of an application or registration.
          (b) Except as set forth in Section 3.15(b) of the Company Disclosure Letter, there is no material litigation pending or, to the Knowledge of the Company, threatened against the Business that involves a claim (i) alleging that the operation of the Business infringes, misappropriates, dilutes or otherwise violates a third party’s Intellectual Property rights or (ii) challenging the ownership, use, validity, enforceability or registrability of any Company Owned Intellectual Property or Company Licensed Intellectual Property. To the Knowledge of the Company, the Business as currently conducted does not infringe, misappropriate, or otherwise violate any third party’s Intellectual Property rights in any manner that would have or cause a Material Adverse Effect. The Company has not brought or, to the Knowledge of the Company, threatened a claim against any third party (A) alleging infringement, misappropriation, dilution or other violation of any material Company Owned Intellectual Property or (B) challenging any such third party’s ownership or use of, or the validity, enforceability or registrability of, such third party’s Intellectual Property, and, to the Knowledge of the Company, there is no basis for a claim regarding any of the foregoing.
     3.16 Taxes. Except as disclosed in Section 3.16 of the Company Disclosure Letter:
          (a) The Company has filed, or caused to be filed, on a timely basis all material Tax Returns required to be filed on or before the date hereof and such Tax Returns are true, correct and complete in all material respects. Without limiting the foregoing, none of the Tax Returns contains any position that is, or would be, subject to penalties under Section 6662 of the Code (or any corresponding provisions of state, local or foreign Tax law). The Company has not entered into any “listed transactions” as defined in Treasury Regulation section 1.6011-4(b)(2), and each has properly disclosed all reportable transactions

10.12-21

as required by Treasury Regulation section 1.6011-4, including filing Form 8886 with Tax Returns and with the Office of Tax Shelter Analysis.
          (b) The Company has not requested an extension of time within which to file any Tax Return in respect of any taxable period for which such Tax Return has not since been filed. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to a Tax assessment or deficiency or Tax Returns of the Company.
          (c) All Taxes due and owing by the Company (whether or not reflected on any Tax Return) have been timely and fully paid in all material respects.
          (d) The Company has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, including, but not limited to, amounts required to be withheld under Sections 1441 and 1442 of the Code (or similar provisions of state, local or foreign Law).
          (e) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of the Company.
          (f) Except for the group of which UCFC is presently a member, the Company (i) is not and never has been a member of an “Affiliated Group” within the meaning of Section 1504 of the Code and (ii) does not have any liability for the Taxes of any Person under Treasury Regulation section 1.1502-6 (or similar provision of state, local or foreign Tax law) as a transferee or successor, by contract or otherwise.
          (g) The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.
          (h) No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to taxation by that jurisdiction.
          (i) No federal, state, local or foreign Tax audits or administrative or judicial Tax proceedings are pending or being conducted or to the Knowledge of the Company, threatened with respect to the Company. The Company has not since January 1, 2005, received from any Governmental Authority (including jurisdictions where Company has not filed a Tax Return) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice or deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Company.
          (j) The Company does not presently have and has not in the past had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the U.S. and such foreign country.

10.12-22

          (k) The Company is in compliance with the requirements of Section 482 of the Code and the Treasury Regulations thereunder as they apply to transfer pricing between controlled entities, including the contemporaneous documentation requirements regarding transfer pricing policies.
          (l) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.
          (m) True, correct and complete copies of all income Tax Returns, Tax examination reports and statements of deficiencies assessed against, or agreed to with respect to the Company with respect to the last three years with the IRS or any other taxing authority have been made available to Parent.
     3.17 Company Capitalization.
          (a) As of the date hereof, the authorized capital stock of the Company consisted of 5,000 common shares, $100 par value per share (the “Company Capital Stock”). As of the date hereof, the Shares are the only outstanding shares of Company Capital Stock, and no other shares of Company Capital Stock were issued and outstanding, and no shares of Company Capital Stock were reserved for issuance (including shares underlying any outstanding stock options and other convertible securities of the Company).
          (b) As of the date of this Agreement, all of the issued and outstanding shares of Company Capital Stock have been duly authorized, validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights. There are no outstanding options, warrants, convertible securities, “tag along” or “drag along” rights or other rights, agreements, arrangements or commitments relating to the Company Capital Stock obligating the Company or any of its Affiliates, at any time or upon the occurrence of certain events, to offer, issue, sell, transfer, vote, redeem or otherwise dispose of or sell any shares of Company Capital Stock. The Company has no (i) outstanding Indebtedness that could entitle or convey to any Person the right to vote, or that is convertible into or exercisable for, Company Capital Stock or (ii) outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments that entitle or convey to any Person the right to vote with UCFC on any matter in respect of the Company Capital Stock absent the exercise or conversion thereof. There are no voting trusts or other agreements or understandings outstanding with respect to the Company Capital Stock.
     3.18 Affiliate Transactions.
          (a) Except for Contracts and arrangements (i) which are on customary arms-length terms, (ii) in respect of services and products that are to be continued or

10.12-23

provided pursuant to the Related Agreements or (iii) as set forth on Section 3.18 of the Company Disclosure Letter which are to be terminated on or prior to the Closing Date, the Company is not a party to any Contract or arrangement with UCFC or its Affiliates.
          (b) Except as set forth on Section 3.18(b) of the Company Disclosure Letter, to the Knowledge of the Company, no director, officer or employee of the Company: (i) owns, directly or indirectly, any economic or ownership interest in (x) any property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to the Business, (y) any Company Customer or (z) any supplier, lessor, lessee or competitor of the Company, in each case of (x), (y) and (z) where such interest would be material to the Business, taken as a whole, (ii) serves as a trustee, officer, director or employee of any Person that is a supplier, lessor, lessee or competitor of the Company or (iii) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of, the Company, where the amount of any such loans would be material to the Company, taken as a whole.
          (c) Except as set forth on Section 3.18(c) of the Company Disclosure Letter, the Company has no loan outstanding, has extended or maintained credit, or has arranged for the extension of credit, to any director, officer or employee of any of them.
     3.19 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement and the Related Agreements based upon arrangements made by or on behalf of the Company or UCFC, except those for which UCFC will be solely responsible.
     3.20 Insurance. The Company has at all times since December 31, 2005 maintained insurance policies or been provided with coverage under UCFC’s insurance policies including, without limitation, general comprehensive liability, unemployment and workers’ compensation coverage. Section 3.20 of the Company Disclosure Letter sets forth the material insurance policies maintained by the Company (or provided by UCFC), together with the amount of coverage for each policy, the premium due dates (solely with respect to those Company maintained policies) and the dates of last payment and indicates which of such insurance policies are claims—made policies and which of such policies are occurrence-based policies. To the Knowledge of the Company, the policies evidence insurance in such amounts and against such risks and losses as are generally maintained with respect to comparable companies and properties. All of such insurance policies maintained by the Company and, to the Knowledge of the Company, all such insurance policies maintained by UCFC under which the Company receives coverage, are in full force and effect (with respect to the applicable coverage periods), and the Company is not in default in any material respect of any of its obligations under any of such insurance policies.
     3.21 Disclosure. The representations, warranties and other statements of the Company contained in this Agreement, the Company Disclosure Letter, or any Exhibit or Schedule delivered by the Company to Parent in connection with the execution and delivery of this Agreement, taken as a whole, do not contain any untrue statement of a material fact

10.12-24

or omit to state a material fact necessary in order to make any of them, in light of the circumstances under which they were made, not misleading.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF UCFC AND BWC
     UCFC and BWC hereby jointly and severally make the following representations and warranties to Parent as of the date hereof and as of the Closing.
     4.1 Ownership. As of the date of this Agreement, BWC owns, and as of the Closing Date BWC will own free and clear of all Liens, all of the issued and outstanding Shares of Company Stock, and UCFC owns, and as of the Closing Date will own, all of the voting capital stock of BWC and otherwise controls the board of directors of BWC.
     4.2 Authorization; Binding Obligations. UCFC and BWC each have all necessary power and authority to make, execute and deliver this Agreement and the Related Agreements to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder. The making, execution, delivery and performance by UCFC and BWC of this Agreement and the Related Agreements, if any, and the consummation by each of them of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of UCFC and BWC. This Agreement has been and, as of the Closing Date, the Related Agreements, if any, will be, duly and validly executed and delivered by each of UCFC and BWC, and assuming the due authorization, execution and delivery by Parent and the Company, each of this Agreement and the Related Agreements will constitute the valid, legal and binding obligation of each of UCFC and BWC, enforceable against each of them in accordance with its terms, except that the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar Requirements of Law, now or hereafter in effect, relating to or affecting the rights of creditors generally and the availability of specific remedies may be limited by legal and equitable principles of general applicability.
     4.3 No Conflicts. Except as set forth in Section 4.3 of the UCFC Disclosure Letter, the execution, delivery and performance by UCFC and BWC of this Agreement and each of the Related Agreements to which they are a party, and the fulfillment of and compliance with the respective terms hereof and thereof by UCFC and BWC, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (whether with or without due notice, the passage of time or both), (c) give any third party the right to modify, terminate or accelerate any obligation under, (d) result in a violation of, or (e) require any Consent or other action by, notice to, or filing with, any third party or Governmental Authority pursuant to, the articles of incorporation or code of regulations of UCFC or BWC, or any applicable Requirements of Law or material contract to which either of them are subject, except for such conflicts, violations, Liens, contraventions, cancellations, defaults or Consents, the failure of which to obtain or violation of which will not individually or in the aggregate reasonably be expected to have a material adverse effect on UCFC and BWC.

11.12-25

     4.4 Approvals. There are no notices, reports or other filings required to be made by UCFC and BWC with, or Consents required to be obtained by UCFC and BWC from, any Governmental Authority or other third party in order for UCFC and BWC to execute, deliver or perform this Agreement or the Related Agreements or to consummate the transactions contemplated hereby and thereby, except (a) as set forth in Section 4.4 of the UCFC Disclosure Letter, or (b) where the failure to make such notices, reports or other filings or the failure to obtain such Consents, individually or in the aggregate, would not reasonably be expected to (i) prevent, impair or delay the consummation of the transactions contemplated by this Agreement and the Related Agreements or (ii) have or cause a Material Adverse Effect.
     4.5 Company Customer Lists. Neither UCFC nor BWC has in its possession, custody or control (except by virtue of their equity ownership of the Company) any listing or other description of Company Customers.
     4.6 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement and the Related Agreements based upon arrangements made by or on behalf of the Company or UCFC, except those for which UCFC will be solely responsible.
     4.7 Insurance. UCFC has at all times since December 31, 2005 maintained insurance policies which provide coverage to the Company including, without limitation, general comprehensive liability coverage (but excluding unemployment and workers’ compensation coverage). The policies evidence insurance in such amounts and against such risks and losses as UCFC believes are generally maintained with respect to comparable companies and properties. All of such insurance policies currently maintained by UCFC under which the Company receives coverage, are in full force and effect (with respect to the applicable coverage periods), and UCFC is not in default in any material respect of any of its obligations under any of such insurance policies.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT
     Parent hereby makes the following representations and warranties to the Sellers as of the date hereof and as of the Closing.
     5.1 Organization and Good Standing. Parent is a legal entity duly organized, validly existing and in good standing under the Requirements of Law of its jurisdiction of organization with full power and authority to own, operate and lease its assets and to carry on its business as currently conducted. Parent is duly qualified to do business and is in good standing (where applicable) as a foreign corporation in each jurisdiction where the ownership, operation or leasing of its assets or the conduct of its business as currently conducted requires such qualification, except for those jurisdictions where the failure to be so qualified or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

10.12-26

     5.2 Authority; Binding Obligations. Parent has all necessary power and authority to make, execute and deliver this Agreement and the Related Agreements to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder. The making, execution, delivery and performance by Parent of this Agreement and the Related Agreements and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent. This Agreement has been and, as of the Closing Date, the Related Agreements will be, duly and validly executed and delivered by Parent, and assuming the due authorization, execution and delivery by UCFC, BWC and the Company, each of this Agreement and the Related Agreements will constitute the valid, legal and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar Requirements of Law, now or hereafter in effect, relating to or affecting the rights of creditors generally and the availability of specific remedies may be limited by legal and equitable principles of general applicability. Consummation of the transactions contemplated herein shall not trigger or otherwise cause a breach under the terms of any shareholder rights plan or arrangement of Parent currently in effect.
     5.3 Compliance with Securities Laws. Parent is acquiring the Shares for investment and not with a view to distribution thereof, and will not sell, offer for sale, pledge, transfer or otherwise dispose of such Shares or any interest therein except in compliance with the Securities Act and any other applicable federal and states securities laws.
     5.4 No Conflicts. Except as set forth in Section 5.4 of the Parent Disclosure Letter, the execution, delivery and performance by Parent of this Agreement and each of the Related Agreements to which it is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by Parent, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (whether with or without due notice, the passage of time or both), (c) give any third party the right to modify, terminate or accelerate any obligation under, (d) result in a violation of, or (e) require any Consent or other action by, notice to, or filing with, any third party or Governmental Authority pursuant to, the articles of incorporation or code of regulations of Parent, or any applicable Requirements of Law or material contract to which Parent is subject, except for such conflicts, violations, Liens, contraventions, cancellations, defaults or Consents, the failure of which to obtain or violation of which will not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.
     5.5 Approvals. There are no notices, reports or other filings required to be made by Parent or any of its Affiliates with, or Consents required to be obtained by Parent or any of its Affiliates from, any Governmental Authority or other third party in order for Parent and its applicable Subsidiaries to execute, deliver or perform this Agreement or the Related Agreements or to consummate the transactions contemplated hereby and thereby, except (a) as set forth in Section 5.4 of the Parent Disclosure Letter, or (b) where the failure to make such notices, reports or other filings or the failure to obtain such Consents, individually or in the aggregate, would not reasonably be expected to (i) prevent, impair or delay the consummation of the transactions contemplated by this Agreement and the Related Agreements or (ii) have or cause a Material Adverse Effect.

10.12-27

     5.6 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement and the Related Agreements based upon arrangements made by or on behalf of Parent or its subsidiaries, except those for which Parent will be solely responsible, including, without limitation, payment to Meechaert Capital Markets.
ARTICLE 6
ADDITIONAL COVENANTS OF THE PARTIES
     6.1 Confidentiality. In addition to the terms, provisions and covenants of the Confidentiality Agreement dated September 25, 2008, between Parent and the Company, which shall remain in full force and effect until Closing, Parent acknowledges that, in the course of its investigation of the Company, Parent and its representatives have and will become aware of Confidential Information and documents of the Company, and that its use of such Confidential Information and documents, or communication of such Confidential Information to third parties, could be detrimental to the Company. Parent (the “Receiving Party”) covenants that prior to Closing all information and documents concerning the Company (the “Disclosing Party”) reviewed by a Receiving Party or its representatives in connection with this Agreement or the transactions contemplated hereby shall be maintained in confidence and shall not be disclosed or used by the Receiving Party or its representatives without the Disclosing Party’s prior written consent, unless such information (i) was, is now or becomes publicly available, (ii) is required to be disclosed pursuant to any Requirement of Law, (iii) was disclosed to a Receiving Party by a third party not subject to any duty of confidentiality to UCFC, BWC or the Company, or Parent, as the case may be, or (iv) required to be disclosed by the rules of a securities exchange on which Parent may from time to time be listed or the SEC. In the event that a Receiving Party or any of its representatives is required pursuant to any Requirement of Law to disclose any such Confidential Information or documents referred to in this Section 6.1, such Receiving Party shall, to the extent reasonably practicable, provide the Disclosing Party with prompt written notice before such disclosure, sufficient to enable the Disclosing Party either to seek a protective order, at its expense, or another appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 6.1, or both. With respect to information and documents related to the Receiving Party, at the Disclosing Party’s request, in the event that the Closing shall not occur, or as soon as practicable following termination of this Agreement: (i) the Receiving Party shall, and shall cause its representatives to, promptly destroy all Confidential Information and documents concerning the Disclosing Party (including any copies thereof or extracts therefrom), (ii) an officer of the Receiving Party shall certify to the Disclosing Party that such destruction has occurred, and (iii) the Receiving Party shall and shall cause its representatives to keep confidential and not use any such Confidential Information or documents unless required to disclose such Confidential Information or documents pursuant to judicial order, regulation or Requirements of Law.
     6.2 Conduct of Business Until Closing. Except as set forth on Section 6.2 of the Company Disclosure Letter or as otherwise provided in this Agreement, or as Parent may

10.12-28

otherwise consent to (which consent shall not be unreasonably withheld, delayed or conditioned), on and after the date hereof and prior to the Closing Date, the Company shall:
          (a) not amend the organizational documents of the Company;
          (b) not effect any transactions relating to the disposition of any material part of the assets of the Company, other than in the Ordinary Course;
          (c) (i) conduct the Business in the Ordinary Course, (ii) use commercially reasonable efforts to preserve the Company’s current business organization and existing business relationships, (iii) maintain the Company’s property in substantially the condition currently existing, normal wear and tear excepted, and (iv) not intentionally take or fail to take any action outside the Ordinary Course that would cause any of the representations and warranties set forth in Article III to be untrue or incorrect in any material respect at any time on or after the date hereof and through the Closing Date;
          (d) not make any distribution or declare, pay or set aside any dividend with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire directly, or indirectly, any equity interests or shares of capital stock of, or other equity or voting interest in, the Company, or make any other changes in the capital structure of the Company; provided however, that the Company may pay to UCFC or BWC immediately prior to Closing the difference between the Net Equity Value and the Reference Net Equity Value, as provided for in Section 2.2(b) above.
          (e) except as required by Requirements of Law or an existing Plan or Contract and except with respect to the arrangements expressly contemplated to be implemented by the Company prior to the Closing pursuant to Section 6.5 or Section 7.5 hereof, not (A) make or agree to make any increase in compensation, pension, or other fringe benefits or perquisites payable to any officer or investment professional or other employee of the Company other than routine wage or salary increases in the Ordinary Course (B) grant or agree to grant any severance or termination pay or enter into any Contract to make or grant any severance or termination pay or pay any bonus, other than those set forth on Section 6.2(e) of the Company Disclosure Letter, (C) grant or agree to grant or accelerate the time of vesting or payment of any awards under a Plan (including any equity rights to acquire any equity interests of the Company) other than as required by Requirements of Law or in accordance with or to facilitate the transactions contemplated by this Agreement, or (D) establish, adopt, amend, modify or terminate any Plan; provided, however, that the foregoing shall not prohibit the Company from employing financial consultants in the Ordinary Course;
          (f) neither (i) merge with or into, consolidate with or acquire all or substantially all of the stock or assets of any other Person, (ii) enter into, materially amend or become subject to any limited liability company agreement, joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement, except in the Ordinary Course, (iii) enter into, terminate or amend in any material respect any material Contract (except to the extent necessary to obtain any consents for transfer contemplated by this Agreement), (iv) amend, breach, terminate or

10.12-29

allow to lapse any material Permit relating to the Business, as applicable that would have or cause a Material Adverse Effect, other than (A) amendments required by Requirements of Law or (B), any such action in the Ordinary Course, or (v) except in the Ordinary Course, sell, lease or grant any option to sell or lease, give a security interest in or otherwise create any Lien (other than a Permitted Lien) on any of the assets of the Company;
          (g) not make any individual commitment or agreement for capital expenditures in excess of $25,000, or $100,000 in the aggregate, except as set forth on the capital budget set forth on Section 6.2(g) of the Company Disclosure Letter;
          (h) not pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $10,000, the payment, discharge or satisfaction, in the Ordinary Course or in accordance with their terms, of liabilities reflected or reserved against in the Company Financial Information (or the notes thereto), or not required by GAAP to be so reflected or reserved, or incurred since the date of the Company Financial Information in the Ordinary Course, or waive any material benefits of, or agree to modify any material confidentiality, standstill, non-solicitation or similar agreement to which the Company is a party; provided, however, that notwithstanding the foregoing, the parties hereby acknowledge that the Management Closing Bonus Amount shall be paid to the Senior Executive Officer in accordance with Section 6.5(c);
          (i) not incur, assume or guarantee (including by way of any agreement to “keep well” or of any similar arrangement) or cancel or waive any claims under any Indebtedness or amend or modify the terms relating to any such Indebtedness, except for any such incurrence, assumption or guarantee of Indebtedness or amendment of the terms of such Indebtedness in the Ordinary Course;
          (j) not create, issue or sell, or grant any option or other right to subscribe, purchase or redeem, any of its securities;
          (k) not change any material financial accounting principle, method or practice (including any principles, methods or practices relating to the estimation of reserves or other liabilities), other than changes required by GAAP or Requirements of Law or required to be implemented during such period;
          (l) not enter into any binding agreement or arrangement with the IRS (or any similar Tax authority), with respect to the Company, which relates to any period or periods after the Effective Time, nor change any material Tax accounting method or practice;
          (m) use commercially reasonable efforts to comply in all material respects with all applicable material Requirements of Law affecting or relating to the Company; and
          (n) not enter into any amendment or other modification to the Revenue Sharing Agreement or the Subleasing Arrangements.

10.12-30

          (o) not enter into any agreement (conditional or otherwise) to do any of the foregoing.
     6.3 Covenant Not To Compete.
          (a) Non-Compete. UCFC acknowledges and agrees that the Business is conducted within the geographic area described in Section 6.3 of the Company Disclosure Letter (the “Territory”) and that the Company’s reputation and goodwill are an integral part of its business success throughout the Territory. If UCFC deprives Parent of the Company’s goodwill (except any goodwill associated with the Company’s current name) or in any manner utilize its reputation and goodwill in competition with Parent, Parent will be deprived of the benefits it has paid for pursuant to this Agreement. Accordingly, as an inducement for Parent to enter into this Agreement, UCFC agrees that for a period ending on the second anniversary of the Closing Date (the “Non-Competition Period”), neither UCFC nor any Controlled Affiliate of UCFC shall, without Parent’s prior written consent, directly or indirectly, own a controlling interest in, or manage or operate, any company, organization or business in the Territory, that is engaged in the trust or fiduciary business, which such business shall include the Business of the Company. Further, during the Non-Competition Period, neither UCFC nor any of its Controlled Affiliates shall directly solicit any employee or agent of the Company to work for UCFC or its Controlled Affiliates in the trust or fiduciary services industry; provided, however, that the foregoing limitation on solicitation shall not apply (i) if such employee or agent’s relationship with the Company has terminated for any reason, or (ii) if such employee or agent is hired as a result of general solicitation for employment not specifically targeted to employees of the Company engaged in the Business. During the Non-Competition Period, neither UCFC nor any of its Controlled Affiliates shall directly or indirectly solicit any Company Customer as of the Effective Date for the purpose of offering trust or fiduciary services which are offered by the Company as of the Effective Date. Notwithstanding the foregoing, (i) UCFC shall not be prohibited from acquiring any thrift or bank that owns and operates a trust company and in the event UCFC is acquired by any third party, such third party shall not be subject to the restrictions set forth in this Section 6.3(a), and (ii) UCFC’s savings bank subsidiary shall not be prohibited from engaging in any trust or fiduciary activities or offering any trust or fiduciary services that are otherwise permitted in accordance with applicable Requirements of Law, or otherwise from contracting with third parties to provide or offer its customers with trust fiduciary services or brokerage, investment advisory, insurance or other related services at its branch locations in accordance with applicable Requirements of Law. In the event the agreement in this Section 6.3 shall be determined by a court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
          (b) Remedies. UCFC acknowledges that a breach of the covenants contained in this Section 6.3 will cause irreparable damage to Parent, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be

10.12-31

inadequate. Accordingly, UCFC agrees that if it breaches the covenants contained in this Section 6.3, in addition to any other remedy that may be available at law or in equity, Parent shall be entitled to specific performance and injunctive relief, without posting bond or other security.
     6.4 Taxes.
          (a) All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be split equally and paid by UCFC and Parent, and UCFC and Parent shall cooperate in the preparation and filing of any Tax Returns and other documentation with respect to all such Taxes, fees and charges, and if required by Requirements of Law, Parent will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
          (b) Other than the consolidated federal Income Tax Return of UCFC of which the Company is a member, the Company shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns required to be filed by the Company for any taxable year or period ending on or before the Closing Date that are due after the Closing Date. The Company shall be responsible for payment of any Taxes shown due on such Tax Returns. Such Tax Returns shall be prepared in a manner consistent with the prior practices of the Company, except as required by any applicable Requirement of Law. Parent shall permit UCFC or its representatives to review and comment on each such Tax Return described in this paragraph prior to filing, and Parent shall make all changes reasonably requested by UCFC in good faith (unless Parent is advised in writing by its independent outside accountants or attorneys that such changes are contrary to applicable law). In the event that Parent and UCFC are unable to agree on the reporting of any item on such Tax Returns, Parent and UCFC shall mutually choose an independent public accounting firm to resolve such dispute, and the decision of such firm with respect to such item shall be final.
          (c) Parent shall prepare, or cause to be prepared, and file, or cause to be filed, all non-federal Tax Returns pertaining to the Company for any taxable year or period commencing prior to the Closing Date and ending after the Closing Date (a “Straddle Period”). The Company shall be responsible for payment of any Taxes shown as due on such Tax Returns.
          (d) Parent and UCFC agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. Parent and UCFC shall cooperate with each other in the conduct of any Tax audit, accounting audit or other Tax proceeding and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.4. Any Tax audit or other Tax proceeding shall be deemed to be a Third Person Claim subject to the procedures set forth in Article 9 of this Agreement.

10.12-32

          (e) Section 338 Election.
     (i) At or after the Closing, at the option of Parent, in its sole discretion, UCFC and Parent shall make the election provided for by Section 338(h)(10) of the Code and any corresponding elections under state or local tax law (the “Election”) with respect to the purchase and sale of the Stock; provided, Parent pays to UCFC the Tax Neutrality Payment (as provided and defined in paragraph (ii) below). UCFC and Parent shall cooperate and provide to the other all necessary information to evaluate making the Election and to permit the Election to be made. UCFC and Parent shall take all actions that are reasonable, necessary, customary and required by Requirement of Law to effectuate and preserve the Election and mutually determine (X) which forms, returns, elections, schedules, attachments and other documents are to be prepared and/or filed (and the content thereof) to effectuate the Election in accordance with Requirement of Law, (Y) the allocation of the Purchase Price among the assets of the Company in accordance with Requirement of Law relating to the Election, and (Z) any other matters and decisions that are necessary and/or customary to effectuate the Election in accordance with Requirement of Law.
     (ii) The “Tax Neutrality Payment” shall equal an amount necessary to make the after-tax net proceeds of UCFC and BWC from the purchase and sale of the Shares with the Election in effect the same as the after-tax net proceeds of UCFC and BWC from the purchase and sale of the Shares would be without the Election in effect; provided that, if the forgoing calculation would result in a negative number, then the Tax Neutrality Payment shall be equal to zero ($0.00). As soon as practicable after the Closing Date, but in no case later than the 8 months after the Closing Date, UCFC shall provide Parent with a calculation of the Tax Neutrality Payment and all information required to calculate the Tax Neutrality Payment, which includes final inside/outside tax basis calculations for UCFC and BWC and the consolidated effective tax rates based on state tax apportionment data as of the Closing Date. Within 30 days after Parent is provided such information, Parent shall notify UCFC in writing if it disagrees with the amount of the Tax Neutrality Payment as calculated by UCFC. If Parent does not timely notify UCFC that it disagrees with UCFC’s calculation of the Tax Neutrality Payment, the Tax Neutrality Payment calculated by UCFC shall be the final Tax Neutrality Payment and binding on the parties. In the event that Parent and UCFC are unable to resolve their differences within 10 days, Parent and UCFC shall mutually choose an independent public accounting firm to resolve such dispute, and the decision of such firm with respect to such item shall be final. UCFC, on one hand, and Parent, on the other hand, shall each pay one-half of the cost of the independent public accounting firm for calculating the Tax Neutrality Payment. The final Tax Neutrality Payment shall be paid in accordance with paragraph (iii) of this subsection.
     (iii) To the extent the amount of the Tax Neutrality Payment is a positive amount, Parent shall pay to UCFC an amount equal to the Tax Neutrality Payment within 10 days after the date on which such amount is finally determined. If no Election is made, the Tax Neutrality Payment is deemed to be zero ($0.00).

10.12-33

          (f) Management Closing Bonus Deduction.
     (i) UCFC, Parent, BWC and the Company agree that UCFC and/or BWC will claim a deduction for federal and state tax purposes (to the extent such deduction is legally allowed to be claimed) of the full amount of the Management Closing Bonus Amount on the tax return that includes the Closing Date (and that the Company will not claim a deduction for such amount for any taxable year beginning subsequent to such Closing Date).
     (ii) In the event that after the Closing Date, Parent, the Company or any related party thereto takes any action that results in the non-deductibility (in whole or in part) of the Management Closing Bonus Amount by UCFC and/or BWC, Parent shall indemnify and hold harmless UCFC and/or BWC, on an after-tax basis, for any Losses attributable to such lost deduction.
     6.5 Employees of the Company.
          (a) Plans to be Withdrawn from or Transferred by the Company. UCFC and/or BWC hereby agrees that it shall take or cause the Company to take all necessary action to cause the withdrawal of the Company, as a participating employer, from all UCFC Benefit Plans, and each Company Benefit Plan with respect to which the Company is a participating employer, but not the sponsor, effective as of or prior to the Closing Date. UCFC and/or BWC further agree to take all necessary action prior to Closing to withdraw from any Company Benefit Plan in which the Company is the plan sponsor and UCFC and/or BWC is a participating employer. All payroll and certain other benefits for Business Employees shall continue to be provided to the Company after the date of this Agreement by Butler Wick & Co. in accordance with the terms of the Transition Services Agreement.
          (b) Reserved.
          (c) Senior Management Agreements. At or prior to the Closing Date, BWC and/or the Company shall cause the change of control agreements and all other agreements and compensation arrangements applicable to the Company and the Business between BWC and/or the Company and the senior management officers identified on Schedule 6.5(c) to be terminated, and no further payments (other than contemplated by this Section 6.5(c)) shall be made thereunder. Such terminations shall be in form and substance reasonably acceptable to Parent and UCFC. At or prior to the Closing Date, BWC and/or the Company shall cause a payment to be made to the executive officer identified on Schedule 6.5(c) (the “Senior Executive Officer”) of an amount identified in Schedule 6.5(c) (such amount, the “Management Closing Bonus Amount”), subject to such other terms and conditions as may be agreed upon between BWC and/or the Company and the Senior Executive Officer; provided, however, that the payment of the Management Closing Bonus Amount to the Senior Executive Officer will be considered to have occurred immediately prior to the Effective Time.
          (d) Severance Payments. Promptly following the execution and delivery of this Agreement, Parent shall establish reasonable severance policy provisions to facilitate the

10.12-34

transition of the Company’s operations following Closing. In addition, the Company shall cause terminated employees to receive their pro-rata vested portion of existing deferred compensation grants in accordance with the Company’s plan. Notwithstanding the foregoing, in no event shall Parent, UCFC or the Company be required to take any action that would cause deferred compensation to be immediately includible in income or subject to additional taxes or penalties, or to otherwise violate, Section 409A of the Code.
          (e) Retiree Welfare Benefits. Except as required pursuant to any Requirement of Law, Section 6.5(f) hereof and Sections 601 through 608 of ERISA, the Company and Parent shall not have any obligation to provide welfare benefits to any former employees, officers, directors or consultants of the Company or its Affiliates after the Closing Date.
          (f) COBRA. After the Closing Date, the Company shall be responsible for the continuation of health plan coverage, in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA, for any employee of the Company, or qualified beneficiary under a group health plan of the Company, who, prior to the Closing, is receiving or is entitled to receive COBRA benefits or who loses health coverage in connection with the transactions contemplated in this Agreement.
          (g) No Third-Party Beneficiary. No provision of this Agreement, including without limitation this Section 6.5, shall create any third-party beneficiary rights in any Person, including without limitation employees or former employees (including any beneficiary or dependent thereof) of the Company or UCFC, unions or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any Plan, and no provision of this Agreement, including this Section 6.5, shall create such third-party beneficiary rights in any such Person in respect of any benefits that may be provided, directly or indirectly, under any Plan, including the currently existing Plan.
     6.6 Books and Records. From and after the Closing, subject to appropriate confidentiality agreements, Parent shall provide UCFC and its representatives with reasonable access, for any reasonable purpose, including but not limited to (a) preparing Tax Returns, or (b) defending any claim in respect of which a notice of claim has been served on UCFC, during normal business hours, to all relevant books and records, including, but not limited to, accounting and Tax records, sales and purchase documents, notes, memoranda, and any other electronic or written data (“Records”). Unless otherwise consented to in writing by UCFC, Parent shall not, for a period of 5 years following the date hereof or such longer period as retention thereof is required by applicable Requirements of Law, destroy, alter or otherwise dispose of (or allow the destruction, alteration or disposal of) any of the Records without first offering to surrender such Records to UCFC.
     6.7 Public Announcements. UCFC, Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by any Requirements of Law or any listing agreement with or rule of any national securities

10.12-35

exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.
     6.8 Filings and Approvals. Immediately following execution of this Agreement the Parties shall proceed expeditiously and in good faith to make all necessary filings with all Governmental Authorities, seek such approvals and take all such other actions as may be reasonably necessary to satisfy the conditions to Closing. Each Party shall consult with the other Party with respect to the obtaining of all material Consents of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement to the extent reasonably practicable and shall each use best efforts to obtain as expeditiously as reasonably possible such material Consents of Governmental Authorities, and each Party shall keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated by this Agreement. Each Party shall, upon request, furnish the other Party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its subsidiaries to any third party or Governmental Authority; provided, however, in the event that information is required regarding any individual person, such information need not be provided to any other Party. The Company shall use commercially reasonable efforts to obtain all necessary Consents required hereunder.
     6.9 Further Assurances; Cooperation. From and after the Closing, the Parties shall take such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby. On or after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including Contract assignments, and doing any and all such other things as may be reasonably requested by the Parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.
     6.10 Notices of Certain Events. Each of Parent and the Company shall, to the extent permitted by applicable Requirements of Law, promptly notify the other of:
          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
          (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;
          (c) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of Article 3 or Article 5 of this Agreement (as the case may be) or that relate to the consummation of the transactions contemplated by this Agreement;

10.12-36

          (d) any material inaccuracy of any representation or warranty contained in this Agreement at any time during the term of this Agreement that could reasonably be expected to cause the conditions to closing set forth in Article 7 and Article 8 hereof not to be satisfied in any material respect; and
          (e) any failure of a Party to materially comply with or materially satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the Party receiving that notice.
     6.11 Company Directives. Parent covenants and agrees with UCFC that during the period commencing on the date hereof and continuing until the Closing, none of Parent nor any of its Affiliates shall, directly or indirectly, give any directive to any Business Employee without the consent of UCFC. Parent further agrees that neither it nor any of its Affiliates shall enter into any agreement or arrangement with the Company on or prior to the date hereof without the prior written consent of UCFC.
     6.12 Change of Name; Right to Use Certain Marks.
          (a) Immediately after the Effective Time, Parent shall cause the Company to file an amendment to its articles of incorporation, changing the name of the Company to a new name as selected by Parent (the “New Name”). Parent shall notify UCFC, BWC and the Company of the New Name not less than ten days prior to the Closing Date, and such New Name shall not include or be similar to any trademarks, logos, service marks, brand names or trade, corporate or business names employing the Butler Wick Principal Marks or any part or variation thereof.
          (b) It is expressly agreed that Parent shall not acquire any right, title or interest in the Butler Wick Principal Marks; provided however, that in accordance with the terms of the Transition Services Agreement, the Company has a temporary non-exclusive license to use the Butler Wick Principal Marks, including, without limitation, the name “Butler Wick Trust Company,” subject to the terms of the Transition Services Agreement. To the extent the Butler Wick Principal Marks are used by the Company on any materials constituting their properties and assets, including any stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, software or like materials at the Closing Date, Parent shall, and shall cause the Company to, remove, strike over or otherwise obliterate all the Butler Wick Principal Marks from all such materials. Parent agrees that neither Parent nor the Company shall make any use of the Butler Wick Principal Marks after the Effective Time.
     6.13 Acquisition Proposals.
          (a) Prior to the Effective Time, except as expressly permitted by Section 6.13(b) below, none of UCFC, BWC or the Company will solicit or initiate any Acquisition

10.12-37

Proposal, or the making of any Acquisition Proposal or any offer constituting an Acquisition Proposal.
          (b) Notwithstanding Section 6.13(a) above, if at any time prior to the Effective Time, (i) either UCFC, BWC or the Company receives an Acquisition Proposal from a third party that the board of directors of either UCFC, BWC or the Company believes to be bona fide, (ii) such Acquisition Proposal did not occur as a result of a breach of this Section 6.13, and (iii) the board of directors of any of UCFC, BWC or the Company determines in good faith, after consultation with its legal counsel, that such Acquisition Proposal constitutes or could possibly lead to a Superior Proposal, then any of UCFC, BWC or the Company may in response to such Acquisition Proposal (x) furnish information with respect to the Company to the Person who has made such Acquisition Proposal and (y) participate in discussions and negotiations regarding such Acquisition Proposal and otherwise execute or enter into any agreement, understanding, or arrangement with respect to such Acquisition Proposal, subject to Section 10.3(e) below. From and after the date of this Agreement, UCFC, BWC and the Company shall promptly advise Parent orally and in writing upon the receipt of any Acquisition Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal.
ARTICLE 7
CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT
     The obligation of Parent to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Parent:
     7.1 Accuracy of Representations and Warranties and Performance of Obligations. All representations and warranties made by the Company, UCFC and BWC pursuant to this Agreement shall be true and correct in all material respects, except for those representations and warranties that are qualified as to materiality which shall be true and correct in all respects, on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date (other than representations or warranties that address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date), except to the extent of any change expressly permitted by the terms of this Agreement or expressly consented to in writing by Parent. The Company shall have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement required to be performed or complied with at or prior to the Closing. Each of the Company, UCFC and BWC shall deliver to Parent at the Closing a certificate certifying that the conditions stated in this Section 7.1 as applicable to such entity have been fulfilled by the Company, UCFC or BWC, as the case may be.
     7.2 Consents and Approvals. All material filings with applicable Governmental Authorities shall have been made and any necessary Consents required from such Governmental Authorities shall have been obtained and shall be in full force and effect, except for such Consents and approvals from Governmental Authorities, the failure of

10.12-38

which to obtain would not constitute a violation of any Requirement of Law or have or cause a Material Adverse Effect.
     7.3 No Litigation or Contrary Judgment. On the Closing Date, no valid Order, executive order, stay, decree, judgment or injunction shall be in effect which prohibits or prevents the consummation of the transactions contemplated by this Agreement.
     7.4 No Material Adverse Change. There shall not have occurred after the date hereof any event that has had or reasonably would be expected to have a Material Adverse Effect with respect to the Business.
     7.5 Payments Required by Section 6.5(c). The Company and BWC shall have caused the payment Required by Section 6.5(c) to have been made to the Senior Executive Officer as identified on Schedule 6.5(c).
     7.6 Deliveries at Closing. At Closing, the Company, UCFC and BWC, as applicable, shall deliver or cause to be delivered to Parent:
          (a) certificates representing all the Shares, free and clear of all Liens, duly endorsed to Parent (or to any assignee of Parent permitted hereunder, if elected by Parent) or in blank accompanied by duly executed stock powers;
          (b) from Squire, Sanders and Dempsey L.L.P., counsel to the Company, UCFC and BWC, an opinion of such counsel, dated the Closing Date, in form and substance reasonably acceptable to Parent;
          (c) the written resignation of each member of the Board of Directors and to the extent requested by Parent, each officer of the Company set forth on Section 7.6(c) of the Company Disclosure Letter;
          (d) all consents and approvals from Governmental Authorities;
          (e) a certificate of good standing of the Company, dated within five (5) Business Days of the Closing Date, from the Ohio Secretary of State;
          (f) all share transfer books, minute books and other corporate records of the Company;
          (g) a copy, certified by the Secretary of the Company to be true, complete and correct as of the Closing Date, of the articles or certificate of incorporation, code of regulations and resolutions of the shareholders and board of directors of the Company, authorizing and approving the transactions contemplated hereby and the incumbency of certain officers;
          (h) a copy, certified by the Secretary of UCFC to be true, complete and correct as of the Closing Date, of the resolutions of the board of directors of UCFC, authorizing and approving the transactions contemplated hereby;

10.12-39

          (i) a copy, certified by the Secretary of BWC to be true, complete and correct as of the Closing Date, of the resolutions of the board of directors of BWC, authorizing and approving the transactions contemplated hereby;
          (j) the certificate required to be delivered pursuant to Section 7.1;
          (k) such other customary documents, instruments or certificates as shall be reasonably requested by Parent and as shall be consistent with the terms of this Agreement.
ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF UCFC AND THE
COMPANY
     The obligation of the Company and UCFC to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by UCFC:
     8.1 Accuracy of Representations and Warranties of Parent and Performance of Obligations. All representations and warranties made by Parent in this Agreement shall be true and correct in all material respects, except for those representations and warranties that are qualified as to materiality which shall be true and correct in all respects, on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date (and if elected by Parent, as if made on and as of the Closing Date by Parent and any assignee of Parent permitted hereunder) (in each case, other than representations or warranties that address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date), except to the extent of any change permitted by the terms of this Agreement or consented to by UCFC. Parent shall have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement on its part required to be performed or complied with at or prior to the Closing. Parent shall deliver to UCFC at the Closing a certificate of an officer of Parent certifying that the conditions stated in this Section 8.1 have been fulfilled.
     8.2 Consents and Approvals. All filings with Governmental Authorities shall have been made and any necessary Consents required from such Governmental Authorities shall have been obtained and shall be in full force and effect, except for such Consents and approvals of Governmental Authorities, the failure of which to obtain would not constitute a violation of any Requirement of Law or have or cause a Material Adverse Effect.
     8.3 No Litigation or Contrary Judgment. On the Closing Date, no valid Order, executive order, stay decree, judgment or injunction shall be in effect which prohibits or prevents the consummation of the transactions contemplated by this Agreement.
     8.4 Deliveries of Parent at Closing. At Closing Parent shall deliver, or cause to be delivered, to UCFC (on behalf of itself and BWC):
          (a) the Purchase Price as described in Section 2.2;

10.12-40

          (b) the certificate required to be delivered pursuant to Section 8.1;
          (c) a certificate of good standing of Parent (and if elected by Parent, a certificate of good standing of any assignee of Parent permitted hereunder), dated within five (5) Business Days of the Closing Date, from the Ohio Secretary of State;
          (d) an opinion of Niehaus & Associates LTD, counsel to Parent, in form and substance reasonably acceptable to UCFC;
          (e) such other customary documents, instruments or certificates as shall be reasonably requested by UCFC and as shall be consistent with the terms of this Agreement.
     8.5 Certificate. Parent, and if elected by Parent, any assignee of Parent permitted hereunder, shall deliver to UCFC and the Company a certificate executed by its respective Secretary certifying as of the Closing Date (x) a true and correct copy of its currently effective articles or certificate of incorporation, as applicable, and bylaws or code of regulations, as applicable, (y) a true and correct copy of the resolutions of its board of directors authorizing the execution, delivery and performance by it of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereunder and thereunder, and (z) as to incumbency matters.
ARTICLE 9
INDEMNIFICATION
     9.1 Survival of Representations and Warranties. All of the representations and warranties made by any Party in this Agreement, the Disclosure Letter or any certificates or documents delivered hereunder, shall survive the Closing Date and consummation of the transactions contemplated hereby and will continue for a period of eighteen (18) months following the Closing Date, at which time they shall expire; provided, however, that such expiration shall have no effect on any notice of claim made prior to such expiration with respect to any breach of such representation or warranty occurring prior to such expiration and set out in such notice of claim; and provided further, that the representations and warranties of UCFC and the Company contained in (i) Section 3.17 (Company Capitalization) and Section 4.1 (Ownership) shall survive the Closing Date indefinitely and not terminate, and (ii) Section 3.16 (Taxes) shall survive the Closing Date until the expiration of the applicable statute of limitation, including any suspensions, tollings or extensions thereof; provided, however, that any such expiration shall have no effect on any notice of claim made prior to such expiration with respect to any breach of such representation or warranty occurring prior to such expiration and set out in such notice of claim. No Parent Indemnified Party shall be entitled to indemnification for breach of any such surviving representation and warranty unless a notice of claim of such breach has been given to the Indemnifying Party within the period of survival of such representation and warranty as set forth herein.
     9.2 Indemnification by UCFC and BWC. Subject to the terms and conditions of this Article 9, including the limitations with respect to amounts and sources of funds set

10.12-41

forth in Section 9.6 below, among others, from and after Closing, UCFC and BWC shall jointly and severally, indemnify and hold harmless Parent and its Affiliates (including, from and after the Closing, the Company and its Affiliates) and the shareholders, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (collectively, the “Parent Indemnified Persons” and each a “Parent Indemnified Person”), from and against, and UCFC and BWC shall not have, and shall have deemed to waive, any claim for contribution or indemnity against any such Parent Indemnified Person with respect to, any and all claims, losses, monetary damages, liabilities, fines, fees, penalties, expenses or costs (collectively, “Losses”), plus reasonable attorneys’ fees and expenses, including court costs and expert witness fees and costs, incurred in connection with Losses, but excluding consequential, punitive, indirect, exemplary damages or any damages measured by lost profits or a multiple of earnings; provided however, that the foregoing exclusion shall not apply to amounts paid to unaffiliated third parties in respect of an indemnifiable claim hereunder (in all, “Indemnified Losses”), incurred or to be incurred by any of them resulting from or arising out of the breach of any covenant, representation, warranty, or other obligation of the Company or UCFC made or incurred under or pursuant to this Agreement or the Related Agreements delivered pursuant hereto or in connection with the Closing.
     9.3 Indemnification by Parent. Subject to the terms and conditions of this Article 9, including the limitations set forth in Section 9.6 below, Parent shall indemnify and hold harmless UCFC and BWC and their respective heirs, legal representatives, assigns and agents (the “Seller Indemnified Persons”) from and against any and all Indemnified Losses incurred or to be incurred by any of them, resulting from or arising out of the breach of any covenant, representation, warranty, or other obligation of Parent made or incurred under this Agreement or the Related Agreements delivered pursuant hereto or in connection with the Closing.
     9.4 Notice of Claim. In the event that Parent seeks indemnification on behalf of a Parent Indemnified Person, or UCFC seeks indemnification on behalf of a Seller Indemnified Person, such Party seeking indemnification (the “Indemnified Party”) shall give reasonably prompt written notice to the indemnifying Party (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, however, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually irrevocably and materially prejudiced thereby. Subject to the terms hereof, the Indemnifying Party shall pay the amount of any valid claim not more than 20 days after the Indemnified Party provides notice to the Indemnifying Party of such amount.
     9.5 Right to Contest Claims of Third Persons. If an Indemnified Party is entitled to indemnification hereunder (notwithstanding the limitations contained in Section 9.6 hereof) because of a claim asserted by any claimant (other than an indemnified person hereunder) (“Third Person”), the Indemnified Party shall give the Indemnifying Party prompt notice thereof after such assertion is actually known to the Indemnified Party; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice

10.12-42

unless, and then only to the extent that, an Indemnifying Party is actually irrevocably and materially prejudiced thereby. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, and using counsel reasonably satisfactory to the Indemnified Party, to control any such matter including the right to investigate, contest or settle the claim alleged by such Third Person (a “Third Person Claim”), provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing of its obligation, subject to any and all limitations contained in this Article 9, to indemnify the Indemnified Person or Indemnified Persons with respect to such Third Person Claim and to discharge (and does in fact so discharge) any cost or expense arising out of such investigation, contest or settlement. The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense. Unless and until the Indemnifying Party so acknowledges its obligation to indemnify, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount of the reasonable costs of defense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such Third Person Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by clear and convincing evidence that the conduct of the Indemnified Party in the defense and/or settlement of such Third Person Claim constituted gross negligence or willful misconduct. The Parties shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof.
     9.6 Limitations on Indemnity.
          (a) Notwithstanding anything contained herein to the contrary, UCFC and BWC shall have no obligation to indemnify the Parent Indemnified Persons in respect of Indemnified Losses until all Indemnified Losses exceed $75,000 (after application of any reserves previously established and included in the Reference Balance Sheet, all in accordance with GAAP) in the aggregate and then only for those Indemnified Losses in excess of $75,000 (except for Indemnified Losses resulting from or arising under Section 3.17 (Company Capitalization) and Section 4.1 (Ownership), as to which the foregoing $75,000 limitation shall not apply). Additionally, notwithstanding anything contained herein to the contrary, in no event shall UCFC and BWC be liable to or be required to indemnify any of the Parent Indemnified Parties for any Indemnifiable Loss or Losses of any of the Parent Indemnified Parties under Sections 9.2 hereof that arise after the eighteen (18) month anniversary of the Closing Date at which time the obligations contained in such sections shall terminate; provided, however, that any such expiration shall have no effect on any notice of any specific claim made by any Parent Indemnified Persons occurring prior to any such expiration set forth in such notice of claim.
          (b) In no event shall the Sellers have any obligation to indemnify the Parent Indemnified Persons in respect of Indemnified Losses (over and above the $75,000 limitation in Section 9.6(a)) in excess of $1,500,000 (except for Indemnified Losses resulting from or arising under Section 3.17 (Company Capitalization) and Section 4.1 (Ownership), as to which the foregoing $1,500,000 limitation shall not apply).

10.12-43

          (c) Notwithstanding anything herein to the contrary, no party (whether Parent or UCFC) nor any of such party’s indemnified Persons (whether Parent Indemnified Persons or Seller Indemnified Persons) will have any right to claims for indemnification of Indemnified Losses related to matters as to which such party (whether Parent or UCFC) or any of its representatives or agents had actual knowledge at or prior to the Closing; provided that knowledge that the officers, employees or agents of the Company possessed prior to Closing shall not be imputed to the Parent simply by reason of the purchase and sale transaction contemplated hereby. Except for the representations and warranties contained in this Agreement, as the same may be qualified by the applicable disclosure letters, of the Company, UCFC and BWC and Parent, and any amendments or supplements thereto, no party makes any other express or implied representation or warranty to the others, and the parties acknowledge that, in entering into this Agreement, they have not relied on any representations or warranties of any party other than the representations and warranties set forth in this Agreement, as the same may be qualified by the applicable disclosure letters, and any amendments or supplements thereto.
     9.7 Indemnified Losses Covered by Insurance. To avoid any duplicative recovery by the any Indemnified Parties, any such Indemnified Parties shall not be entitled to indemnification to the extent of any available insurance proceeds for any such Loss or Losses (whether under the Company’s or Parent’s insurance policies), less the reasonable expenses incurred to obtain such proceeds. Parent and UCFC agree that any Indemnifying Party may pursue coverage of any Indemnifiable Loss for the benefit of an Indemnified Party under all available insurance policies, including control of any required litigation against an insurer. Any such Indemnified Party shall use reasonable best efforts (but shall not be required to institute legal proceedings) to pursue insurance claims that may reduce such Indemnified Losses.
     9.8. Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under Requirements of Law, as adjustments to the Purchase Price for all Tax purposes.
     9.9. Exclusive Remedy. The Parties acknowledge and agree that the foregoing indemnification provisions in this Article 9 shall be the exclusive remedy of the Parties for damages arising out of, resulting from or incurred in connection with any claims related to this Agreement or arising out of the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Parties may pursue injunctive relief for breach of any covenant or agreement contained herein and in the event of any acts of fraud, the Parties shall have all remedies available in law or in equity (including for tort) with respect to such fraud.
ARTICLE 10
TERMINATION
     10.1 Methods of Termination. This Agreement may be terminated at any time:
          (a) by mutual consent of Parent and UCFC;

10.12-44

          (b) by (i) Parent or (ii) UCFC, if the Closing has not occurred on or before April 30, 2009 (the “Termination Date”); provided that if any Party has breached or defaulted with respect to its obligations under this Agreement on or before such date, such Party may not terminate this Agreement pursuant to this Section 10.1(b), and each other Party to this Agreement may at its option enforce its rights against such breaching or defaulting Party and seek any remedies against such Party, in either case as provided hereunder or under applicable Requirements of Law; provided further, however, that if the Closing has not occurred by the Termination Date solely as a result of the breach of Parent of its covenant herein with respect to obtaining approval of any applicable Governmental Authority, Parent may not terminate this Agreement without the consent of UCFC;
          (c) by Parent, prior to the Termination Date, if (i) any of the conditions specified in Article 7 hereof becomes incapable of being satisfied or (ii) if after notice and twenty (20) days opportunity to cure, the Company or UCFC are otherwise in material default under this Agreement or if such material default is incapable of being cured; provided that the right to terminate this Agreement under this Section 10.1(c) shall not be available to Parent if the nonfulfillment of the conditions to Parent’s obligation to close set forth in Article 7 results from the breach by Parent of any of its representations, warranties, covenants or obligations contained herein; or
          (d) by UCFC on or prior to the Termination Date, if (i) any of the conditions specified in Article 8 hereof becomes incapable of being satisfied or (ii) if, after notice and twenty (20) days opportunity to cure, Parent is otherwise in material default under this Agreement or if such material default is incapable of being cured; provided that the right to terminate this Agreement under this Section 10.1(d) shall not be available to UCFC if the nonfulfillment of the conditions to UCFC’s obligation to close set forth in Article 8 results from the breach by UCFC of any of its representations, warranties, covenants or obligations contained herein.
          (e) By UCFC on or prior to the Termination Date in order to enter into a binding definitive agreement relating to a Superior Proposal, but only if such Superior Proposal did not result, directly or indirectly, from a breach by UCFC, BWC or the Company of Section 6.13.
     10.2 Procedure Upon Termination. In the event of termination of this Agreement pursuant to Section 10.1 above, and subject to the proviso contained in Section 10.1(b), this Agreement shall terminate and the transactions contemplated hereunder shall not occur, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:
          (a) each Party shall either destroy or redeliver all documents and other material of any other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same;
          (b) all information received by any Party hereto with respect to the business of any other Party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public

10.12-45

distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such Party to the detriment of the Party furnishing such information.
     10.3 Termination Fee. Each of the Parties agree that if this Agreement is terminated by UCFC pursuant to Section 10.1(e), then UCFC shall pay to Parent, within two (2) Business Days of such termination, the Termination Fee in immediately available funds, as directed by Parent in writing; provided however that in no event shall UCFC be required to pay the Termination Fee on more than one occasion.
     10.4 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability of any Party hereto except (a) as set forth in Section 6.1, Section 10.3 and this Section 10.4, and (b) that nothing herein shall relieve any Party hereto from liability for any breach of this Agreement and all rights and remedies arising as a result of such breach shall remain available to any non-breaching Party. The provisions of this Section 10.4 shall survive any termination of this Agreement.
ARTICLE 11
MISCELLANEOUS PROVISIONS
     11.1 Notice. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) by fax, receipt confirmed, (c) on the next Business Day when sent by overnight courier, or (d) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to Parent:
Farmers National Banc Corp.
20 South Broad Street
P.O. box 555
Canfield, Ohio 44406
Telephone: (330) 533-3341
Fax: (330) 533-0451
Attention: Frank L. Paden, President and Chief Executive Officer
With a copy to:
Niehaus & Associates, LTD
7150 Granite Circle, Suite 203
Toledo, Ohio 43617
Telephone: (419) 517-9090
Fax: (419) 517-9091

10.12-46

Attention: Charles D. Niehaus, Esq.
If to UCFC:
United Community Financial Corp.
275 West Federal Street
Youngstown, Ohio 44503-1203
Telephone: (330) 742-0500
Fax: (330) 742-0532
Attn: General Counsel
With a copy to:
Squire, Sanders & Dempsey L.L.P.
221 East Fourth Street
Suite 2900
Cincinnati, Ohio 45202
Telephone: (513) 361-1200
Fax: (513) 361-1201
Attn: James J. Barresi, Esq.
     11.2 Entire Agreement. This Agreement, the Company Disclosure Letter, the UCFC Disclosure Letter, the Parent Disclosure Letter and the Schedules and Exhibits hereto embody the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.
     11.3 Amendment and Modification. To the extent permitted by applicable Law, this Agreement shall be amended, modified or supplemented only by a written agreement between Parent and UCFC.
     11.4 Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their successors, and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of law or otherwise), by the Parties hereto without the prior written consent of the other Parties, except that (i) Parent shall have the right to transfer and assign any or all of its rights and obligations hereunder to any entity which at the time of such transfer and assignment is controlled by Parent or by an Affiliate of Parent, provided that, in the event of any such assignment, Parent shall remain liable in full for the performance of the obligations hereunder of Parent and its assignee; and (ii) UCFC shall have the right to assign its rights to receive payments, but not its obligations, hereunder.
     11.5 Waiver of Compliance; Consents. Any failure of either UCFC, on the one hand, or Parent, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Parent, on the one hand, or UCFC, on the other hand, only by a written instrument signed by the Party granting such waiver, but such waiver or

10.12-47

failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.5.
     11.6 Expenses. Except as otherwise provided for in Section 10.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.
     11.7 Counterparts. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any party hereto may execute this Agreement by electronic signature (including facsimile or portable document format (PDF)), and the other parties hereto will be entitled to rely on such signature as conclusive evidence that this Agreement has been duly executed by such party.
     11.8 Severability. Subject to the provisions set forth in Section 6.3(a) regarding judicial modification of the covenant not to compete, if any other provision of this Agreement shall be determined to be contrary to law and unenforceable by any court of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     11.9 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Ohio, without reference to its choice of law rules.
     11.10 No Third Party Beneficiaries or Other Rights. Nothing contained herein, including, without limitation, the provisions of Section 6.5 regarding employees of the Company, shall grant to or create in any Person not a Party hereto, or any such Person’s dependents, heirs, successors or assigns, any right to any benefits hereunder, and no such Person shall be entitled to sue any Party to this Agreement with respect thereto. The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state and federal securities laws.
     11.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY

10.12-48

ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 11.11.
     11.12 Company Disclosure Letter. The sections of the Company Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections, and except as otherwise identified on such disclosure schedules or sections, the disclosure in any numbered or lettered section shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section, and not any other representation or warranty; provided that the inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect..
     11.13 Headings; Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iv) the terms “include,” “includes,” “including,” and derivative or similar words shall be construed to be followed by the phrase “without limitation”, and (v) references herein to “days” are to consecutive calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under generally accepted accounting principles. The Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the drafting Party.
[SIGNATURE PAGE FOLLOWS]

10.12-49

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

FARMERS NATIONAL BANC CORP.
By:	/s/ Frank L. Paden
Frank L. Paden
President and Chief Executive Officer

BUTLER WICK TRUST COMPANY
By:	/s/ James H. Sisek
James H. Sisek
President & Chief Executive Officer

UNITED COMMUNITY FINANCIAL CORP.
By:	/s/ Douglas M. McKay
Douglas M. McKay
Chairman of the Board and Chief Executive Officer

BUTLER WICK CORP.
By:	/s/ Douglas M. McKay
Douglas M. McKay
Chairman of the Board

10.12-50